Exhibit 2.1

PURCHASE AND SALE AGREEMENT

By and among

SPX CORPORATION

EDWARDS SYSTEMS TECHNOLOGY, INC.

GSBS DEVELOPMENT CORPORATION

ZITON (PTY) LIMITED

SPX CANADA PARTNER II CO.

SPX CANADA (GP)

MAXIVOX, INC.

SPX AUSTRALIA PTY. LTD.

GENERAL ELECTRIC COMPANY

and

GENERAL ELECTRIC CANADA

Dated as of November 15, 2004

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	3.19.	Fees	21
	3.20.	Sufficiency of Assets	21
	3.21.	Real Estate	21
	3.22.	Labor Matters	22
	3.23.	Intercompany Services	22
	3.24.	Relationships with Customers and Suppliers	23
	3.25.	Regulatory Matters; Products Compliance with Laws	23
	3.26.	No Government Contracts	23
	3.27.	Disclaimer	23

ARTICLE IV	Representations and Warranties of GE		23
	4.1.	Organization and Good Standing	23
	4.2.	Corporate Authority and Approval	24
	4.3.	Consents	25
	4.4.	No Conflicts	25
	4.5.	Funds Available	25
	4.6.	Litigation	25
	4.7.	Fees	25
	4.8.	Purchase for Investment; Receipt of Information	26
	4.9.	Disclaimer	26

ARTICLE V	Covenants of SPX		26
	5.1.	Conduct of Business	26
	5.2.	Access	28
	5.3.	No Solicitation	29
	5.4.	Consents of Third Parties	29
	5.5.	Intercompany Accounts, Loan Documents, Etc.	30
	5.6.	Further Assurances	30
	5.7.	Non-Competition	30
	5.8.	Environmental Matters	31
	5.9.	Inventory Count	31
	5.10.	Resignations	32
	5.11.	Insurance	32

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	5.12.	Intentionally Omitted	32
	5.13.	Audited Financial Statements	32
	5.14.	Cooperation with Respect to Financial Reporting	32
	5.15.	Agreement with Respect to Indebtedness	32
	5.16.	Transfer of Watercourse	33

ARTICLE VI	Covenants of GE		33
	6.1.	Preservation of Books and Records	33
	6.2.	Performance Bonds and Guarantees	33
	6.3.	CERCLA Waiver	34
	6.4.	Audit Actions	34
	6.5.	Further Assurances	34

ARTICLE VII	Mutual Covenants		35
	7.1.	Cooperation	35
	7.2.	Publicity	36
	7.3.	Notification by the Parties	36
	7.4.	Use of Name	37
	7.5.	Tax Matters Agreement	37
	7.6.	Closing Date Cash	37

ARTICLE VIII	Conditions to GE’s Obligations		38
	8.1.	Covenants of SPX	38
	8.2.	Representations and Warranties of SPX	38
	8.3.	SPX’s Certificate	38
	8.4.	Consents	38
	8.5.	No Litigation; No Restraint	38
	8.6.	Supply Agreements	39
	8.7.	Transitional Services Agreement	39
	8.8.	Releases	39
	8.9.	Tax Matters Agreement	39
	8.10.	Audited Financial Statements	39

ARTICLE IX	Conditions to SPX’s Obligations		39
	9.1.	Covenants of GE	39

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	9.2.	Representations and Warranties of GE	39
	9.3.	GE’s Certificate	39
	9.4.	Consents	39
	9.5.	No Litigation; No Restraint	40
	9.6.	Supply Agreements	40
	9.7.	Tax Matters Agreement	40
	9.8.	Transitional Services Agreement	40
	9.9.	Consents	40

ARTICLE X	Employment Matters		40
	10.1.	Offers of Employment; Employee Representation	40
	10.2.	Savings Plans	41
	10.3.	Pension Plans	41
	10.4.	SPX Bonus Plans	42
	10.5.	Business Employee Obligations	42
	10.6.	Severance	44
	10.7.	WARN	45
	10.8.	Cooperation and Exchange of Information	45
	10.9.	Non-Solicitation of Employees	45

ARTICLE XI	Termination, Amendment, and Waiver		45
	11.1.	Termination	45
	11.2.	Effect on Obligations	46

ARTICLE XII	Survival of Representations and Warranties; Indemnification		46
	12.1.	Survival	46
	12.2.	Indemnification	47
	12.3.	Procedures for Claims	49
	12.4.	Other Provisions	50
	12.5.	Brokers Fees, Etc.	52

ARTICLE XIII	Miscellaneous		52
	13.1.	Expenses	52
	13.2.	Exclusive Agreement; No Third-Party Beneficiaries	52
	13.3.	Governing Law, Etc.	53

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13.4.	Successors and Assigns	53
13.5.	Bulk Sales Laws	54
13.6.	Severability	54
13.7.	Notices	54
13.8.	Counterparts	55
13.9.	Interpretation	55
13.10.	Definitions	55
13.11.	Amendment	60
13.12.	Extension; Waiver	60

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DEFINITIONS

Term	Section
Agreement	Preamble
Antitrust Laws	Section 7.1(c)
Assumed Liabilities	Section 1.1(d)
Assumption Documents	Section 1.1(d)
Audited Balance Sheet	Section 5.13
Audited Financial Statements	Section 5.13
Books and Records	Section 6.1(a)
Canadian Hourly Pension Plans	Section 10.3(a)
Canadian Salaried Pension Plan	Section 10.3(b)
Canadian SPX Savings Plan	Section 10.2
Cap	Section 12.2(b)
Cash Purchase Price	Section 1.1(b)
CERCLA	Section 6.3
Closing	Section 1.3
Closing Date	Section 1.3
Closing Date Cash	Section 7.6
Closing Date Statement of Working Capital	Section 2.1(a)
Code	Section 3.17(b)
Collective Bargaining Agreement	Section 3.22(a)
Competing Business	Section 5.7(a)
Competition Act	Section 7.1(b)
Confidentiality Agreement	Section 5.2
D&T	Section 5.13
Damages	Section 12.2(a)
Deductible	Section 12.2(b)
Disclosure Schedule	Article III
Discontinued Operations	Section 1.1(d)
Dongguan	Section 1.1(a)
Dongguan Shares	Section 1.1(a)
Draft SPX Auditors’ Certificate	Section 2.1(a)
Edwards International	Section 1.1(a)
Edwards International Shares	Section 1.1(a)
Environmental Breach	Section 12.3(b)
EST	Preamble
EST Assets	Section 1.1(a)
EST Business	Recitals
EST Companies	Article III
EST LTD Benefit Obligations	Section 10.5(e)
EVA Plans	Section 10.4
Excluded Business Employee Liabilities	Section 10.5(b)

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Excluded Liabilities	Section 1.1(e)
Export Control Requirements	Section 3.8(a)
Final Closing Date Statement of Working Capital	Section 2.1(b)
Financial Statements	Section 3.9(a)
GAAP	Section 3.9(a)
GE	Preamble
GE Canada	Preamble
GE Indemnified Parties	Section 12.2(a)
GE Material Adverse Effect	Section 4.1
GE’s Certificate	Section 9.3
GE’s Environmental Assessment	Section 5.8(a)
Governmental Consent	Section 3.6
GSBS	Preamble
Guaranties	Section 6.2(a)
HSR Act	Section 7.1(b)
Indemnification Payment	Section 12.4(c)
Insurance Policies	Section 3.16
indemnified party	Section 12.1
indemnifying party	Section 12.1
Intercompany Arrangement	Section 3.23
ISS	Section 1.1(a)
ISS Shares	Section 1.1(a)
Leased Real Property	Section 3.21
LTM Income Statement	Section 5.13
Material Adverse Effect	Section 3.2
Material Contracts	Section 3.14(p)
Maxivox	Preamble
Members of the EST Group	Section 1.1(c)
Members of the SPX Group	Section 1.1(c)
Non-Competition Period	Section 5.7(a)
Order	Section 3.15(b)
Other Claim	Section 12.3(b)
Other Claim Notice	Section 12.3(b)
Other EST Assets	Section 1.1(a)
Other SPX Sellers	Preamble
Owen Sound Hourly Pension Plan	Section 10.3(a)
Owned Real Property	Section 3.21
Permits	Section 3.8(b)
Permitted Deficiency Amount	Section 2.3(b)
Permitted Excess Amount	Section 2.3(a)
Post-Closing Covenants	Section 12.1
Purchase Price	Section 1.1(b)
Real Property	Section 3.21
Real Property Leases	Section 3.21
Representatives	Section 5.2
Restraints	Section 8.5

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Shanghai	Section 1.1(a)
Shanghai Shares	Section 1.1(a)
SPX	Preamble
SPX Australia	Preamble
SPX Canada Partner II	Preamble
SPX Credit Agreement	Section 3.14(c)
SPX GP	Preamble
SPX Indemnified Parties	Section 12.2(c)
SPX LTD Plan	Section 10.5(e)
SPX Transfer Documents	Section 1.1(a)
SPX Trust	Section 10.5(e)
SPX’s Certificate	Section 8.3
Subsidiaries	Section 3.5(a)
Supply Agreements	Section 8.6
Surviving Pre-Closing Covenants	Section 12.1
Tax Matters Agreement	Section 7.5
Termination Date	Section 11.1(b)
Third Party Claim	Section 12.3(a)
Third Party Claim Notice	Section 12.3(a)
Third Party Consent	Section 3.6
Transfer Provisions	Section 10.1(c)
Transitional Services Agreement	Section 8.7
Troy	Section 1.1(a)
Troy Shares	Section 1.1(a)
U.S. EST Assets	Section 1.1(a)
U.S. SPX 401(k) Plan	Section 10.2
U.S. SPX Pension Plan	Section 3.17(c)
Valid Claim Notice	Section 12.1
Valid Other Claim Notice	Section 12.3(b)
Valid Third Party Claim Notice	Section 12.3(a)
WARN Act	Section 10.7
Watercourse	Section 1.1(e)
Ziton	Preamble

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 15, 2004, by and among SPX Corporation, a Delaware corporation (“SPX”), Edwards Systems Technology, Inc., a Connecticut corporation (“EST”), GSBS Development Corporation, a Delaware corporation (“GSBS”), Ziton (Pty) Limited, a corporation organized under the laws of the Republic of South Africa (“Ziton”), SPX Canada Partner II Co., a corporation organized under the laws of Nova Scotia (“SPX Canada Partner II”), SPX Canada (GP), an Ontario general partnership (“SPX GP”), Maxivox, Inc., a corporation organized under the laws of Quebec (“Maxivox”), SPX Australia Pty. Ltd., a corporation organized under the laws of Australia (“SPX Australia” and, together with EST, GSBS, Ziton, SPX Canada Partner II, SPX GP and Maxivox, the “Other SPX Sellers”), General Electric Company, a New York corporation (“GE”), and General Electric Canada, a Canadian partnership and a wholly owned subsidiary of GE (“GE Canada”).

W I T N E S S E T H:

WHEREAS, SPX directly and indirectly through certain of its wholly owned subsidiaries is engaged in the business of providing fire detection, suppression, notification, communication, signaling and other related building life-safety systems, components and services to non-residential facilities; electronic access control and identification card systems; carbon dioxide sensors and nurse call and educational sound systems (the “EST Business”);

WHEREAS, SPX desires to sell to GE, and GE desires to acquire, the EST Business;

WHEREAS, the boards of directors of SPX and GE have each approved the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, certain defined terms used herein shall have the meanings ascribed to them in Section 13.10.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Sale of Assets and Stock; Assumption of Liabilities

1.1. Sale of the EST Business. In accordance with the terms and upon the conditions of this Agreement, at the Closing:

(a) SPX shall, by execution and delivery of, as applicable, stock powers or bills of sale or other instruments of transfer and assignment (the “SPX Transfer Documents”),

(i) cause each of EST and GSBS to convey, assign, transfer and deliver to a Purchasing Entity all of their respective assets, properties and rights, other than those set forth in Exhibit 1.1(a)(1) (collectively, the “U.S. EST Assets”);

(ii) cause EST to convey, assign, transfer and deliver to a Purchasing Entity all of the issued and outstanding capital stock (the “Edwards International Shares”) of Edwards International Limited (formerly Ziton Limited), a corporation organized under the laws of England and Wales (“Edwards International”) (free and clear of all Encumbrances);

(iii) cause EST to convey, assign, transfer and deliver to a Purchasing Entity all of the issued and outstanding capital stock (the “Dongguan Shares”) of EST (Dongguan) Electronic Alarm Equipment Co. Ltd, a corporation organized under the laws of China (“Dongguan”) (free and clear of all Encumbrances);

(iv) cause Maxivox to convey, assign, transfer and deliver to a Purchasing Entity all of its assets, properties and rights;

(v) cause SPX Canada Partner II to convey, assign, transfer and deliver to a Purchasing Entity all of the issued and outstanding capital stock (the “Troy Shares”) of Troy Sprinkler Limited, a company organized under the laws of Canada (“Troy”) (free and clear of all Encumbrances);

(vi) cause SPX Canada Partner II to convey, assign, transfer and deliver to a Purchasing Entity all of the issued and outstanding capital stock (the “ISS Shares”) of ISS Integrated Security Solutions (UK) Limited, a company organized under the laws of England and Wales (“ISS”) (free and clear of all Encumbrances);

(vii) convey, assign, transfer and deliver to a Purchasing Entity all of the issued and outstanding capital stock (the “Shanghai Shares”) of SPX (Shanghai) Trading Co. Ltd., a company organized under the laws of China (“Shanghai”) (free and clear of all Encumbrances);

(viii) cause SPX Australia to convey, assign, transfer and deliver to a Purchasing Entity the assets, properties and rights set forth in Exhibit 1.1(a)(2);

(ix) cause Ziton to convey, assign, transfer and deliver to a Purchasing Entity all of its assets, properties and rights, other than those set forth on Exhibit 1.1(a)(3); and

(x) cause SPX GP to convey, assign, transfer and deliver to a Purchasing Entity the assets, properties and rights set forth on Exhibit 1.1(a)(4)

(all of the assets, properties and rights transferred pursuant to clauses (iv), (viii), (ix) and (x) being referred to herein, collectively, as the “Other EST Assets” and, together with the U.S. EST Assets, the “EST Assets”).

(b) The aggregate purchase price for the EST Assets, the Troy Shares, the ISS Shares, the Shanghai Shares, the Edwards International Shares and the Dongguan Shares (the “Purchase Price”) shall be equal to $1,395,000,000 in cash (the “Cash Purchase Price”) plus the assumption of the Assumed Liabilities (other than the Assumed Liabilities of any Member of the EST Group). The Purchase Price shall be allocated among SPX and the Other SPX Sellers in accordance with the provisions of the Tax Matters Agreement. The Purchase Price shall be adjusted as provided in Article II and Section 7.6.

(c) As used herein, (i) Troy, ISS, Shanghai, Edwards International, Dongguan and any direct or indirect Subsidiaries of any of the foregoing are referred to herein as “Members of the EST Group,” and (ii) SPX and its Affiliates (including the Other SPX Sellers but excluding the Members of EST Group) are referred to herein as “Members of the SPX Group.”

(d) Each Purchasing Entity which is purchasing any EST Assets shall, by execution and delivery at the Closing of instruments of assumption (the “Assumption Documents”), assume and indemnify each Member of the SPX Group against the Assumed Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on SPX or any of its Affiliates for any Assumed Liabilities) relating to the EST Assets purchased by such entity pursuant to the terms hereof. For purposes of this Agreement, the term “Assumed Liabilities” means all Liabilities arising out of or relating to the EST Business or any of the EST Companies, and any current, discontinued or terminated assets, operations, activities or product lines of the EST Business (“Discontinued Operations”), other than the Excluded Liabilities.

(e) Notwithstanding anything in this Agreement to the contrary, it is hereby acknowledged and agreed that none of GE or the Purchasing Entities shall be obligated to pay, perform or otherwise be liable for or discharge any of the following Liabilities of SPX or any of its Affiliates (including the Members of the EST Group): (i) any Liabilities arising out of or relating to any business other than (x) the EST Business and (y) any Discontinued Operations, (ii) any Liabilities arising out of or relating to any product lines, operations or businesses of the Members of the EST Group and SPX and its Affiliates (other than the Members of the EST Group) relating to the EST Business (including Liabilities of Dual-Lite Inc. and its predecessors) that were sold on or before the Closing Date, (iii) any Liabilities arising out of or relating to any violation by any Member of the EST Group on or before the Closing Date or by any Member of the SPX Group of any applicable criminal Law, (iv) subject to the provisions of Section 5.15, all Indebtedness of the Members of the EST Group and SPX and its Affiliates (other than Members of the EST Group) incurred and not paid in full prior to the Closing, other than the Indebtedness set forth on Schedule 13.10(a), (v) the Excluded Business Employee Liabilities, (vi) any Liabilities arising out of or relating to EGS Electrical Group LLC, a Delaware limited liability company, and (vii) any Liabilities arising out of or relating to Watercourse Limited (Ireland), an Irish corporation (“Watercourse”). The foregoing Liabilities are referred to herein collectively as the “Excluded Liabilities.”

1.2. Delivery of Closing Documents.

(a) At the Closing, SPX shall deliver, or cause to be delivered, to GE or the applicable Purchasing Entity the following:

(i) a stock certificate or certificates representing the Troy Shares, duly endorsed in blank for transfer or accompanied by a stock power or powers duly executed in blank;

(ii) a stock certificate or certificates representing the ISS Shares, duly endorsed in blank for transfer or accompanied by a stock power or powers duly executed in blank;

(iii) a stock certificate or certificates representing the Shanghai Shares, duly endorsed in blank for transfer or accompanied by a stock power or powers duly executed in blank;

(iv) a stock certificate or certificates representing the Edwards International Shares, duly endorsed in blank for transfer or accompanied by a stock power or powers duly executed in blank;

(v) a stock certificate or certificates representing the Dongguan Shares, duly endorsed in blank for transfer or accompanied by a stock power or powers duly executed in blank;

(vi) the other SPX Transfer Documents, duly executed by the appropriate transferor;

(vii) releases, to the extent obtained, from each guaranty given by any Member of the EST Group in respect of any Indebtedness or other obligation of SPX or any of its Affiliates (other than the EST Companies);

(viii) the third party consents listed on Exhibit 5.4, if obtained;

(ix) the Supply Agreements (as defined below), duly executed by SPX; and

(x) the Transitional Services Agreement (as defined below), duly executed by SPX.

(b) At the Closing, GE shall deliver to SPX:

(i) duly executed Assumption Documents;

(ii) the Supply Agreements, duly executed by GE; and

(iii) the Transitional Services Agreement, duly executed by GE.

(c) At the Closing, GE will cause the Purchasing Entities to pay to SPX (on behalf of SPX and the Other SPX Sellers) the Cash Purchase Price. Payment of the Cash Purchase Price shall be in U.S. dollars, and GE and the Purchasing Entities shall use their reasonable best efforts to make, and SPX and its Affiliates shall cooperate with GE and the Purchasing Entities in making, the payment no later than 12:00 p.m., New York City time, on the Closing Date by wire transfer of immediately available funds to an account or accounts of SPX at a bank or banks specified by SPX.

1.3. Closing. The closing of the transactions contemplated by Article I (the “Closing”) shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m., New York City time, on the later of (x) the third Business Day immediately following the day on which the last of the conditions set forth in Articles VIII and IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement and (y) the fifth business day following the delivery of the Audited Financial Statements to GE, or at such other place, time or date as GE and SPX may agree (the “Closing Date”).

1.4. Actions of Affiliates. GE shall cause each of its Affiliates, including the Purchasing Entities, to take all actions required on its part for the consummation of the transactions contemplated hereby, including the payment of the Purchase Price, and for the performance of all of its obligations hereunder, and GE shall be liable for any failure by its Affiliates to take any such actions. SPX shall cause each of its Affiliates, including each of the EST Companies, to take all actions required on its part for the consummation of the transactions contemplated hereby, including the delivery of the SPX Transfer Documents, and for the performance of all of its obligations hereunder, and SPX shall be liable for any failure by its Affiliate to take any such actions.

ARTICLE II

Working Capital Adjustment

2.1. Closing Date Statement of Working Capital of the EST Business.

(a) As soon as practicable, but in any event not more than 90 days after the Closing Date, SPX shall prepare and furnish to GE a statement of the Working Capital of the EST Business as of the close of business on the day immediately preceding the Closing Date in accordance with Section 2.2 (the “Closing Date Statement of Working Capital”). The Closing Date Statement of Working Capital (i) shall be audited by Deloitte & Touche LLP and (ii) shall be accompanied by a draft opinion of Deloitte & Touche LLP stating that the Working Capital of the EST Business as of the close of business on the day immediately preceding the Closing Date, as determined from the Closing Date Statement of Working Capital, has been prepared in accordance with Section 2.2 (the “Draft SPX Auditors’ Certificate”). GE and GE’s accountants shall have the opportunity to consult with and to examine the work papers, schedules and other documents prepared or reviewed by Deloitte & Touche LLP in connection with the preparation of their report on the Closing Date Statement of Working Capital and the SPX Auditors’ Certificate.

(b) After SPX shall have furnished the audited Closing Date Statement of Working Capital to GE including the Draft SPX Auditors’ Certificate, GE may object to such statement only on the grounds that it has not been prepared in accordance with Section 2.2. If GE so objects, GE may give a reasonably detailed written notice of its objection to SPX within 45 days after its receipt of such statement. If no such notice is delivered in respect of the Closing Date Statement of Working Capital within such 45-day period, or if GE and SPX agree upon all matters in dispute within the 45-day period specified in Section 2.1(c), the Closing Date Statement of Working Capital, as furnished by SPX or as adjusted to reflect any such agreements (as applicable), shall be final and binding upon all parties hereto for the purpose of determining the Closing Date Working Capital, and shall be referred to herein as the “Final Closing Date Statement of Working Capital.” Once the Final Closing Date Statement of Working Capital has been determined, no party hereto shall have the right to bring any Claim or Action against Deloitte & Touche LLP with respect to its audit of the Closing Date Statement of Working Capital.

(c) GE and SPX will use reasonable best efforts to resolve any matters in dispute with respect to the calculation of the Closing Date Working Capital as rapidly as possible. If GE and SPX are unable to resolve all items in dispute within 45 days after SPX’s receipt of GE’s written objection to the Closing Date Statement of Working Capital pursuant to Section 2.1(b), then those items in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant shall act as an expert to determine, based solely on the presentations by GE and SPX, and not by independent review, only those issues still in dispute. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.1 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Independent Accountant with respect to those items in dispute, which shall be made within 30 days of the submission of the dispute or as soon as practicable thereafter, shall be set forth in a written statement delivered to GE and SPX, and the Closing Date Statement of Working Capital, adjusted to reflect such determination, as well as the determinations of GE and SPX with respect to those items accepted by GE or otherwise resolved between GE and SPX, shall become the Final Closing Date Statement of Working Capital and shall be final and binding upon all parties hereto, and the Working Capital of the EST Business derived therefrom shall be the Closing Date Working Capital.

(d) GE shall pay the fees of its accountants, and SPX shall pay the fees of its accountants, in connection with the preparation and review of the Closing Date Statement of Working Capital. The fees and disbursements of or related to the Independent Accountant shall be borne one-half by GE and one-half by SPX.

2.2. Procedures for Preparing Closing Date Statement of Working Capital. The Closing Date Statement of Working Capital shall be prepared in accordance with the methods, policies, practices, procedures, assumptions, conventions and adjustments set forth on Exhibit 2.2.

2.3. Working Capital Adjustment.

(a) If the Closing Date Working Capital is greater than an amount which is $5,000,000 greater than the Reference Working Capital (such amount, the “Permitted Excess Amount”), then, within three Business Days after final calculation of the Closing Date Working Capital, GE and/or the Purchasing Entities shall pay to SPX, by wire transfer to an account or accounts specified in writing by SPX, an amount in cash equal to the excess over the Permitted Excess Amount plus interest on such excess amount from the Closing Date to the date of such payment at an annual rate equal to the Borrowing Rate.

(b) If the Closing Date Working Capital is less than an amount which is $5,000,000 less than the Reference Working Capital (such amount, the “Permitted Deficiency Amount”), then, within three Business Days after final calculation of the Closing Date Working Capital, SPX shall pay to GE and/or the Purchasing Entities, by wire transfer to an account or accounts specified in writing by GE, an amount in cash equal to the excess of the Permitted Deficiency Amount over the Closing Date Working Capital plus interest on such deficient amount from the Closing Date to the date of such payment at an annual rate equal to the Borrowing Rate.

ARTICLE III

Representations and Warranties of SPX

SPX hereby represents and warrants to GE, except as otherwise set forth in the disclosure schedule delivered by SPX to GE concurrently herewith (the “Disclosure Schedule”), as follows (as used in this Agreement, the term “EST Companies” shall mean (i) SPX and the Other SPX Sellers but (in each case) only in respect of the EST Business and (ii) the Members of the EST Group).

3.1. Corporate Authority and Approval. Each of SPX and the Other SPX Sellers has all requisite corporate power and authority to enter into, deliver and perform its obligations under, this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. SPX and each of its Affiliates have all requisite corporate or other similar power, as the case may be, and authority to enter into, deliver and perform its obligations under the other agreements, documents and instruments to be executed and delivered by them in connection with this Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each of SPX and the Other SPX Sellers, the performance by each of SPX and the Other SPX Sellers of its obligations hereunder and thereunder, and the consummation by each of SPX and the Other SPX Sellers of the transactions contemplated hereby and thereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by SPX and its Affiliates which are a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate or similar action on the part of each such Person. No vote or approval of the stockholders of SPX is required for SPX to enter into, deliver or perform its obligations under this Agreement or the Ancillary Agreements. This Agreement has been duly executed and delivered by each of SPX and the Other SPX Sellers and (assuming the valid authorization, execution, and delivery of this Agreement by GE and GE Canada) constitutes a legal, valid and binding obligation of each of SPX and the Other SPX Sellers enforceable against such Person in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Tax Matters Agreement has been duly executed and delivered by SPX and its Affiliates which are a party thereto and (assuming the valid authorization, execution, and delivery of the Tax Matters Agreement by GE and the Purchasing Entities which are a party thereto) constitutes a legal, valid and binding obligation of each of SPX and its Affiliates which are a party thereto, enforceable against each such Person in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by SPX and its Affiliates which are a party thereto and (assuming, if applicable, the valid authorization, execution, and delivery thereof by the other parties thereto) will constitute the legal, valid and binding obligations of SPX and such Affiliates which are a party thereto, enforceable against each such Person in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.2. Organization and Good Standing. Each of the Members of the EST Group is an entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as it is currently conducted. Each of the Members of the EST Group is duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed, qualified or in good standing, except, in each case, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, results of operations or financial condition of the EST Business, taken as a whole, but excluding (i) any effect resulting from or relating to general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the EST Business is engaged, or, in each case, any changes therein (including as a result of (x) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or (y) the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere), (ii) any effect resulting from or relating to any changes in Law, GAAP or any authoritative interpretations thereof, (iii) any effect directly arising out of or attributable to the public announcement or the becoming public of the transactions contemplated by this Agreement, (iv) any effect arising out of or attributable to any action taken or failed to be taken by SPX or any of its Affiliates at the written request of GE or that is required by this Agreement, (v) any effect arising out of or attributable to a failure to meet SPX’s internal or analysts’ forecasts or projections (provided that this clause (v) shall not be construed as providing that the circumstances or events giving rise to such failure do not constitute or contribute to a Material Adverse Effect) or (vi) any effect arising out of or attributable to any action taken by GE or any of its Affiliates.

3.3. Capitalization.

(a) The authorized capital stock of Troy consists of 737 common shares and 1,499 special shares, of which 737 common shares and 1,499 special shares, collectively constituting the Troy Shares, are issued and outstanding. All of the issued and outstanding Troy Shares have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. SPX Canada Partner II Co. is the record and beneficial owner of all of the Troy Shares. Except for the Troy Shares, there are no shares of capital stock or other equity securities of Troy outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any equity securities of Troy or any subscriptions, warrants, options, rights or other arrangements obligating Troy to issue or acquire any of its equity securities.

(b) The authorized capital stock of ISS consists of 80,000 ordinary shares, of which 80,000 ordinary shares, constituting the ISS Shares, are issued and outstanding. All of the issued and outstanding ISS Shares have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. SPX Canada Partner II is the record and beneficial owner of all of the ISS Shares. Except for the ISS Shares, there are no shares of capital stock or other equity securities of ISS outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any equity securities of ISS or any subscriptions, warrants, options, rights or other arrangements obligating ISS to issue or acquire any of its equity securities.

(c) The registered share capital of Shanghai consists of $200,000, all of which constitutes the Shanghai Shares. All of the Shanghai Shares have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. SPX is the record and beneficial owner of all of the Shanghai Shares. Except for the Shanghai Shares, there are no shares of capital stock or other equity securities of Shanghai outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any equity securities of Shanghai or any subscriptions, warrants, options, rights or other arrangements obligating Shanghai to issue or acquire any of its equity securities.

(d) The authorized capital stock of Edwards International consists of 100 ordinary shares, of which 100 ordinary shares, constituting the Edwards International Shares, are issued and outstanding. All of the issued and outstanding Edwards International Shares have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. EST is the record and beneficial owner of all of the Edwards International Shares. Except for the Edwards International Shares, there are no shares of capital stock or other equity securities of Edwards International outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any equity securities of Edwards International or any subscriptions, warrants, options, rights or other arrangements obligating Edwards International to issue or acquire any of its equity securities.

(e) The registered share capital of Dongguan consists of $250,000, all of which constitutes the Dongguan Shares. All of the Dongguan Shares have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. EST is the record and beneficial owner of all of the Dongguan Shares. Except for the Dongguan Shares, there are no shares of capital stock or other equity securities of Dongguan outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any equity securities of Dongguan or any subscriptions, warrants, options, rights or other arrangements obligating Dongguan to issue or acquire any of its equity securities.

(f) Immediately prior to the Closing, SPX or one of the Other SPX Sellers, as applicable, will have the right, power and capacity to sell, assign and transfer all of the outstanding Troy Shares, ISS Shares, Shanghai Shares, Edwards International Shares and Dongguan Shares to the Purchasing Entities.

3.4. Assets; Equity Interests.

(a) Upon delivery to the Purchasing Entities at the Closing of executed bills of sale or other instruments of transfer and assignment in respect of the EST Assets and receipt by SPX (on behalf of SPX and the Other SPX Sellers) of the portion of the Purchase Price payable in respect thereof, legal and valid title to the EST Assets will pass to the applicable Purchasing Entity, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Upon delivery to the Purchasing Entities at the Closing of certificates representing the Troy Shares, the ISS Shares, the Shanghai Shares, the Edwards International Shares and the Dongguan Shares, duly endorsed for transfer to the respective Purchasing Entities or accompanied by duly executed stock powers in blank, and receipt by SPX (on behalf of SPX and the Other SPX Sellers) of the portion of the Purchase Price payable in respect thereof, legal and valid title to the Troy Shares, the ISS Shares, the Shanghai Shares, the Edwards International Shares and the Dongguan Shares will pass to the respective Purchasing Entities, free and clear of all Encumbrances.

3.5. Subsidiaries.

(a) A complete list of the Subsidiaries of each of Troy, ISS, Shanghai, Edwards International and Dongguan is set forth in the Disclosure Schedule. None of Troy, ISS, Shanghai, Edwards International or Dongguan, directly or indirectly, owns any equity or similar interest in, or any interest convertible into, exchangeable for, or carrying the rights to acquire, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, and (i) all the outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of Troy, ISS, Shanghai, Edwards International and Dongguan have been validly issued and are fully paid and non-assessable, and are not issued in violation of any preemptive or similar rights, (ii) Troy, ISS, Shanghai, Edwards International, Dongguan or a wholly owned Subsidiary of any of them is the record and beneficial owner of all of the shares of capital stock or other equity securities of all of the Subsidiaries of the Members of the EST Group, (iii) other than shares of capital stock or other equity securities held of record or beneficially by Troy, ISS, Shanghai, Edwards International or Dongguan, or a wholly owned Subsidiary of any of them, there are no shares of capital stock or other equity securities of any of the Subsidiaries of Troy, ISS, Shanghai, Edwards International or Dongguan outstanding, and (iv) there are no securities outstanding convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any equity securities of any of the Subsidiaries of Troy, ISS, Shanghai, Edwards International or Dongguan or any subscriptions, warrants, options, rights or other arrangements obligating any of the Subsidiaries of Troy, ISS, Shanghai, Edwards International or Dongguan to issue or acquire any of its equity securities. The term “Subsidiaries,” with respect to a Person, shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are directly or indirectly owned by such Person.

(b) SPX has furnished or made available to GE a complete and correct copy of the certificate of incorporation and by-laws (or other comparable organizational documents) of each Member of the EST Group. None of the Members of the EST Group is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the organizational documents of such entity.

3.6. Consents. No consent, approval, waiver or authorization of, or exemption by, or filing with, any Governmental Authority (each, a “Governmental Consent”) or any non-governmental third party (each, a “Third Party Consent”) is required in connection with the execution, delivery and performance by SPX or any of its Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement or the Ancillary Agreements, or the taking by SPX or its Affiliates of any other action contemplated hereby or thereby, excluding, however, (a) such Third Party Consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) Governmental Consents which GE or any of its Affiliates is required to obtain. No representation and warranty is made in this Section 3.6 regarding Governmental Consents required in respect of Permits or Third Party Consents required under any Contract to which an EST Company is a party.

3.7. No Conflicts. None of the execution and delivery by SPX or any of its Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement or the Ancillary Agreements, the performance by them of their respective obligations under this Agreement, the Ancillary Agreements and such other agreements, documents and instruments, and the consummation by any of them of the transactions contemplated hereby and thereby shall, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Sections 3.6 and 4.3, (a) conflict with or violate any provision of the organizational documents of SPX or any of its Affiliates, (b) violate any Order or Law applicable to SPX or any of its Affiliates or any of the properties or assets of the EST Business, (c) violate any prohibition on assignment by, or requirement to obtain consent for a change in control of, any EST Company in respect of any material Permit (other than any Permit held by EST or GSBS, as to which no representation is made herein), (d) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise would constitute a default) under, or entitle any

Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, result in the loss of any material benefit under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties, Intellectual Property rights or assets of the EST Business under any of the terms, conditions or provisions of any Material Contract principally relating to Intellectual Property to which any EST Company (other than EST and GSBS, as to which no representation is made) is a party, or (e) conflict with or result in the breach of any agreement reflecting obligations of SPX or its Affiliates for Indebtedness, except in the case of clauses (c), (d) and (e), for violations, conflicts, breaches, defaults and absence of consents that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8. Compliance with Laws; Permits. Except for matters specifically addressed in Section 3.13:

(a) Each of the EST Companies is (and since January 1, 2003 has been) in compliance with all Laws applicable to such EST Company, any of its properties or other assets or any of its businesses or operations (including those Laws related to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce and the U.S. Department of State (“Export Control Requirements”) or (ii) the prohibition of improper payments), except where the failure to comply has not resulted, and would not reasonably be expected to result, in a material Liability or loss of rights. Without limiting the generality of the foregoing, none of the EST Companies is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of SPX, indirectly), a Prohibited Person (as defined below). Since January 1, 2003, no EST Company has made or has been ordered to make any payment in respect of any Governmental Damages (as defined below). Since January 1, 2003, none of the EST Companies has received written notice to the effect that a Governmental Authority claimed or alleged that such EST Company was not in compliance in any material respects with any Law applicable to such EST Company, any of its material properties or other assets or any of its businesses or operations (including those Laws related to Export Control Requirements and improper payments).

(b) Each of the EST Companies holds all licenses, franchises, registrations, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the conduct of the EST Business, including the manufacture and sale of products (collectively, “Permits”), except where the failure to possess any such Permit, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a material Liability or loss of rights. Each of the EST Companies is (and since January 1, 2003 has been) in compliance with the terms of all Permits, except for any such failure to comply that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Since January 1, 2003, none of the EST Companies has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any material Permit.

3.9. Financial Statements; Internal Controls.

(a) SPX has delivered to GE the unaudited combined balance sheets of the EST Business as at December 31, 2002 and 2003 and September 30, 2004, and the unaudited combined statement of income of the EST Business for the fiscal years ended December 31, 2002 and 2003 and the nine-month period ended September 30, 2004 (collectively, the “Financial Statements”), a copy of each of which is included in the Disclosure Schedule. The Financial Statements were prepared from and in accordance with the books and records of the EST Companies and present fairly in all material respects the combined financial position and combined results of operations of the EST Business as at the respective dates indicated and for the respective periods then ended in conformity with U.S. generally accepted accounting principles (“GAAP”), consistently applied, except as set forth in Exhibit 3.9(a), and except that the interim statements are subject to normal year end adjustments (none of which will be, individually or in the aggregate, material to the EST Business, taken as a whole). The combined statements of cash flows for the fiscal years ended December 31, 2002 and 2003 and the nine-month period ended September 30, 2004 included in the Disclosure Schedule have been prepared from and in accordance with the books and records of the EST Companies and from the Financial Statements for internal purposes. The books and records of the EST Companies, in all material respects, (i) accurately reflect the transactions and accounts of the EST Business and (ii) have been and are being maintained in accordance with good business practices and all applicable Laws and accounting requirements. When delivered to GE in accordance with Section 5.13, the Audited Financial Statements will have been prepared in accordance with the procedures set forth in Exhibit 5.13, and will present fairly in all material respects the combined financial position of the EST Business as at September 30, 2004 and the combined results of operations and cash flow of the EST Business for the twelve months ended September 30, 2004 on the basis set forth on Exhibit 5.13.

(b) SPX has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) in the EST Business that are designed, in all material respects, to ensure that information material to SPX relating to the EST Business required to be disclosed by SPX in the reports that it files or submits under the Exchange Act is accumulated and communicated to SPX to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective, in all material respects, to ensure that information material to SPX relating to the EST Business required to be disclosed by SPX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

(c) The EST Companies, in all material respects, (i) keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the EST Business and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary (1) to permit preparation of financial statements in accordance with GAAP and (2) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(d) Since December 31, 2003, none of the EST Companies nor, to SPX’s knowledge, any director, officer, agent, employee or other Person acting on behalf of any of the EST Companies, has (i) used any corporate or other funds for contributions, payments, gifts or entertainment, or made any expenditures, which, in the case of any of the foregoing, would be unlawful, relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or entertainment expenditures.

(e) Since December 31, 2003, none of the EST Companies nor, to SPX’s knowledge, any director, officer, employee, auditor, accountant or representative of any of them, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the EST Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the EST Companies has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SPX or any of the other EST Companies, whether or not employed by SPX or any of the other EST Companies, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any of the EST Companies or any of their respective officers, directors, employees or agents to the Board of Directors of SPX or any other EST Company or any committee thereof or to any director or officer of SPX or any other EST Company.

3.10. Absence of Certain Changes or Events. Since September 30, 2004, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. Since September 30, 2004, (a) the EST Companies have carried on and operated the EST Business in all material respects in the ordinary course of business consistent with past practice and (b) none of the EST Companies has taken any action described in Section 5.1(b) (other than the actions described in Sections 5.1(b)(ii)(3), (iii)(1), (iii)(2), (iii)(3), (iv)(2), (v) and (ix) and, insofar as it applies to the foregoing subsections, Section 5.1(b)(xi), that if taken after the date hereof and prior to the Closing without the prior written consent of GE would violate such provision. Without limiting the foregoing, since September 30, 2004, the EST Companies have not suffered any damage, destruction or loss (whether or not covered by insurance) of any material asset used in the EST Business which materially affects the use thereof.

3.11. Title to Assets. The Other SPX Sellers have good and valid title to or a valid leasehold in all of the EST Assets which they are transferring to a Purchasing Entity pursuant to Section 1.1(a), and the Members of the EST Group have good and valid title to or a valid leasehold in all of their respective assets and properties (whether real or personal, tangible or intangible), in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

3.12. Intellectual Property.

(a) The Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all (i) (1) patents and patent applications, (2) registered trademarks and trademark applications, (3) domain names, and (4) registered copyrights and copyright applications, in each case included in Owned Intellectual Property, and (ii) Licenses for Intellectual Property (other than licenses of commercial off-the-shelf or shrink wrap computer software and click-wrap agreements).

(b) To SPX’s knowledge, the products and operation of the EST Business, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not infringe or misappropriate the Intellectual Property rights of any third party.

(c) With respect to each item of Owned Intellectual Property that is material to the operation of the EST Business as currently conducted, at least one of the EST Companies is the owner of the entire right, title and interest in and to such Intellectual Property or is entitled to use such Intellectual Property in the continued operation of its business in a manner consistent with past practice. The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property owned by or licensed to the EST Companies and material to the operation of the EST Business as currently conducted.

(d) The EST Companies are not the subject of any pending Action or, to the knowledge of SPX, threatened Action which involves a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Owned Intellectual Property.

(e) The EST Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the knowledge of SPX, (i) there has been no misappropriation of any material trade secrets or other material confidential Owned Intellectual Property of the EST Companies by any Person; (ii) no employee, independent contractor or agent of the EST Companies has misappropriated, in a material respect, any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent of the EST Companies; or (iii) no employee, independent contractor or agent of EST Companies is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, which default or breach, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

3.13. Environmental Matters.

(a) Except for those matters that (together with the matters referred to in Sections 3.13(e) and (f)), individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $3,000,000, (i) each of the EST Companies is and has been in compliance with all applicable Environmental Laws, (ii) there is no Action pending or, to the knowledge of SPX, threatened against any of the EST Companies or any real property owned, operated or leased by the EST Companies relating to or arising under

Environmental Laws; (iii) none of the EST Companies has received any written notice of or entered into or assumed by contract or operation of Law or otherwise, any Liability, Order or settlement relating to or arising under Environmental Laws, and (iv) no facts, circumstances or conditions exist with respect to any of the EST Companies or any property currently, or to the knowledge of SPX, formerly owned, operated or leased by any EST Company or any property to which any EST Company arranged for the disposal or treatment of Hazardous Materials that have given, or would reasonably be expected to give, rise to Environmental Liabilities. There have been no Releases of Hazardous Materials on properties currently or formerly owned, operated or leased by the EST Companies, which (together with the matters referred to above in this Section 3.13(a) and in Sections 3.13(e) and (f)), individually or in the aggregate, have given, or would reasonably be expected to give, rise to Environmental Liabilities in excess of $3,000,000.

(b) SPX has made available to GE correct and complete copies of all material environmental, health or safety audits, studies, reports, analyses and results of investigations that are in the Members of the SPX Group’s possession with respect to currently or previously owned, leased or operated properties of any of the EST Companies.

(c) The transactions contemplated by this Agreement and the Ancillary Agreements do not require the consent of or filings with any Governmental Authority with jurisdiction over any EST Company on environmental matters; and no real estate owned or leased by any EST Company is located in New Jersey or Connecticut.

(d) (i) The EST Companies have obtained and currently maintain all material Permits necessary under Environmental Laws for their operations, (ii) there is no investigation known to SPX, nor any Action pending or, to the knowledge of SPX, threatened against or affecting the EST Companies or any real property owned, operated or leased by the EST Companies to revoke such material Permits, and (iii) none of the EST Companies has received any written notice from any Person to the effect that there is lacking any material Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the EST Companies.

(e) Except for those matters that (together with the matters referred to in Sections 3.13(a) and (f)), individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $3,000,000, there is not now, nor, has there been in the 15 years prior to the date hereof (or, to the knowledge of SPX, at any time prior to such 15-year period), on, in or under any real property owned, leased or operated by the EST Companies or to the knowledge of SPX, any of their respective predecessors, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

(f) Except for those matters that (together with the matters referred to in Sections 3.13(a) and (e)), individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $3,000,000, none of the EST Companies or to the knowledge of SPX, any of their respective predecessors, has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

(g) SPX and GE agree that the only representations and warranties of SPX made herein with respect to Environmental Liabilities or otherwise as to any matters arising under any Environmental Laws are those contained in this Section 3.13.

3.14. Material Contracts. The Disclosure Schedule contains a complete and accurate list of all Contracts that exist as of the date hereof, other than Benefit Plans, to which any EST Company is a party or that otherwise relate to the EST Business, the assets of the Members of the EST Group, the Other EST Assets or the Assumed Liabilities, and that fall within any of the following categories:

(a) each Contract that provides for the receipt or payment of more than $1,000,000 in any calendar year, including, without limitation, all such Contracts that are (i) Contracts for capital expenditures (including leases of personal property), (ii) distribution, dealer, customer, strategic partner or sales agency Contracts, (iii) guarantees of third party obligations, and (iv) Contracts for the purchase or sale of any assets, including products, materials, supplies, advertising, equipment or services (unless terminable by the EST Company upon no more than 30 days’ notice), but excluding purchase orders or other Contracts for the purchase of raw materials, components or supplies, and sales orders or other Contracts for the sale of finished goods, entered into in the ordinary course of business;

(b) each Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may engage, the geographical area in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services;

(c) each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of any EST Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by any EST Company (other than the Seventh Amended and Restated Credit Agreement, dated as of October 6, 1998, as Amended and Restated as of February 12, 2004, among SPX, the foreign subsidiary borrowers party thereto, and the lenders thereto (the “SPX Credit Agreement”));

(d) each joint research and development agreement involving expenditures by the EST Companies in excess of $300,000 in any calendar year;

(e) each Contract granting to any Person rights to manufacture, produce or deliver products or services of the EST Business;

(f) each Contract which purports to require any EST Company to manufacture any products in any specified geographical area or purports to limit the rights of any EST Company to relocate manufacturing operations;

(g) each material License (whether as licensor or licensee), royalty-bearing or similar agreement permitting the use of any Intellectual Property of the EST Business;

(h) each joint venture, partnership or similar agreement and each Contract providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment by any EST Company;

(i) each Contract that provides for tax incentives, tax abatements, tax reductions or other special tax treatment for any of the EST Companies with any Governmental Authority affecting Owned Real Property;

(j) each voting agreement;

(k) each Collective Bargaining Agreement and each Employment Agreement;

(l) each Contract (other than licenses to use Software embedded in or intended to be installed on products of any of the EST Companies which licenses are incorporated in its product sales and service agreements in the ordinary course of business and contract manufacturing Contracts, equipment or component testing Contracts, product sale and service agreements, and agreements to manufacture components, in each case entered into in the ordinary course of business) providing for indemnification by any of the EST Companies against any charge of infringement of any Intellectual Property rights of the EST Business;

(m) each Real Property Lease;

(n) each Contract with any director, officer or other Affiliate of any EST Company that relates to the EST Business;

(o) each Contract that is not of the foregoing type and is material; or

(p) each commitment or agreement to enter into any of the foregoing that is legally binding and not terminable by the EST Companies upon 30 days notice without payment by or penalty to any of the EST Companies (collectively, the “Material Contracts”).

SPX has made available to GE or its representatives correct and complete copies of all such Material Contracts. Each Material Contract is a valid and binding obligation of the applicable EST Company and is enforceable against such entity in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and is in full force and effect. None of the EST Companies nor, to the knowledge of SPX, any other party is in material default under or in material breach of or is otherwise materially delinquent in performance under any Material Contract, and no event has occurred that with notice or lapse or time, or both, would constitute such a material default. There are no material disputes pending or, to SPX’s knowledge, threatened with respect to any Material Contract. None of the EST Companies has received any written notice of termination or cancellation under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

3.15. Litigation.

(a) There is no pending or, to SPX’s knowledge, threatened Action against, or, to SPX’s knowledge, Governmental Investigation of, any EST Company or, to SPX’s knowledge, any executive officer or director thereof or to which any of their respective properties, assets, or, to SPX’s knowledge, officers or directors is subject, in each case that relates to (i) the EST Business and is material or (ii) that seeks to impair, prohibit or restrain the ability of SPX (which shall include any material delay in SPX’s ability) to enter into this Agreement or to consummate any of the transactions contemplated hereby or the ability of SPX or any of its Affiliates (which shall include any material delay in the SPX’s or such Affiliates’ ability) to enter into any of the Ancillary Agreements to which it is a party or to consummate any of the transactions contemplated thereby.

(b) There is no order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (each, an “Order”) imposed (or, to SPX’s knowledge, threatened to be imposed) upon any EST Company, any executive officer or director thereof or the assets of any EST Company (including their respective Intellectual Property rights) by or before any Governmental Authority, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the Export Control Requirements or (ii) improper payments, including the Foreign Corrupt Practices Act.

(c) There is no Action pending that was instituted by any of the EST Companies and since January 1, 2003 none of the EST Companies has made any Claim or threatened to make any Claim or commence any such Action involving an amount in excess of $500,000.

3.16. Insurance. Each of the material casualty, general liability and other insurance policies maintained by or on behalf of any of the EST Companies (the “Insurance Policies”) is in full force and effect and no written notice has been received by any of the EST Companies from any insurance carrier purporting to cancel or materially modify coverage under any of the Insurance Policies. There are no pending material claims against the Insurance Policies by any of the EST Companies as to which the insurers have in writing denied liability. None of the EST Companies is in material breach or default, and none of the EST Companies have taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination or material modification of any of the Insurance Policies.

3.17. Employee Benefit Plans.

(a) The Disclosure Schedule contains a list, as of the date hereof, of all Benefit Plans and specifies which is an EST Benefit Plan. With respect to each Benefit Plan, SPX has delivered or made available to GE true and complete copies of the most recent summary plan description or, if no summary plan description exists, a written description of all material terms and conditions of such Benefit Plan. With respect to each Benefit Plan, SPX has provided or made available to GE a correct and complete copy of the following documents (to the extent applicable): (i) all current plan documents, benefit schedules, trust agreements, and insurance contracts; (ii) the most recent Annual Report (Form 5500 Series) or other annual information return, and accompanying schedule, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) the most recent determination letter from the IRS or similar approval from any governmental authority. SPX has also provided to GE a correct and complete copy of each Employment Agreement involving annual compensation in excess of $200,000. SPX has provided (or, promptly after the date hereof, will provide) GE with a list, complete and accurate in all material respects, of all EST Group Employees and all other Business Employees (separately identified on such list) on the date indicated thereon, including their dates of hire, years of service, job title, salary and status of employment.

(b) Each Benefit Plan has been operated in material compliance with its terms and applicable Law, including (i) ERISA and (ii) limits on investments of each of the Canadian Hourly Pension Plans in “foreign property” (within the meaning of the Income Tax Act (Canada)) to a level which avoids the imposition of penalty taxes. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), if any, has received a favorable determination letter from the IRS, and, to the knowledge of SPX, nothing has occurred which would cause the revocation of such letter. None of SPX or its Affiliates, or any “party in interest” or “disqualified person” with respect to the Benefit Plans, has engaged in a material non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. There are no pending Actions which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor to the knowledge of SPX are any such Actions threatened, other than Actions that would not result in a material Liability.

(c) The only Benefit Plan that is subject to Title IV of ERISA is the SPX Individual Account Retirement Plan (the “U.S. SPX Pension Plan”), and the U.S. SPX Pension Plan is not an EST Benefit Plan. None of the U.S. Benefit Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(d) All Benefit Plans that are subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements of such Laws, and (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, except where a failure to so qualify would not result in a material Liability.

(e) The consummation of the transactions contemplated by, and in accordance with, this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to any severance pay, retention bonus, sale bonus, stay bonus, unemployment compensation or any other similar payment under any agreement, arrangement or understanding, or (ii) materially accelerate the time of payment or vesting or increase the amount of compensation due any Business Employee under any agreement, arrangement or understanding.

(f) Except as would not result in a material Liability, to SPX’s knowledge, any individual who performs services for the EST Business and who is not treated as an employee of the EST Business for federal income tax purposes by the EST Business is not an employee.

(g) With respect to each Canadian Hourly Pension Plan:

(i) each such plan has been assigned a registration number by the applicable Canadian tax and pension benefits regulatory authority; and

(ii) SPX and its Affiliates have not received written notice of current prosecutions, orders or notices of proposal (including a so-called “Monsanto letter”) from any Canadian tax or pension benefits regulatory authority in respect of such plans.

(h) No payments, transfers or other benefits made or to be made to any Business Employee or Former Business Employee under any Benefit Plan or existing contract or arrangement with or covering such employee will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. In addition, no payment, transfers or other benefits made to any Business Employee under any Benefit Plan or existing contract or arrangement with or covering such Business Employee will fail to be deductible by GE or any of its Affiliates under Section 162(m) of the Code so long as GE does not cause such person to become a “covered employee” (within the meaning of Section 162(m)(3) of the Code) of GE.

3.18. Undisclosed Liabilities. The EST Companies do not have any Liabilities of any nature whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the EST Companies prepared in accordance with GAAP or the notes thereto, other than (a) Liabilities that are reflected or reserved against in the unaudited combined balance sheet of the EST Companies as of September 30, 2004; (b) Liabilities arising since September 30, 2004 in the ordinary course of business consistent with past practice, (c) Liabilities arising in the ordinary course of business pursuant to Contracts disclosed or referred to in the Disclosure Schedule or that are not required to be disclosed in the Disclosure Schedule pursuant to the terms of this Agreement, (d) Liabilities set forth in the Disclosure Schedule, and (e) Liabilities incurred after the date hereof in accordance with, and not in violation of, Section 5.1.

3.19. Fees. Except for the fees payable to J.P. Morgan Chase & Co., which are the responsibility of SPX, none of the EST Companies has paid or become obligated (nor have they created any Liability on the part of GE or the Purchasing Entities) to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

3.20. Sufficiency of Assets. The assets and properties held by the Members of the EST Group, together with the EST Assets, constitute all of the material assets and properties that are used or held for use by SPX and its Affiliates to conduct the EST Business as currently conducted.

3.21. Real Estate. The Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all of the real property in which any EST Company holds legal or equitable title (the “Owned Real Property”) and all the leasehold interests in real property of the

EST Companies (the “Leased Real Property” and the leases relating to such Leased Real Property, the “Real Property Leases,” and the Leased Real Property together with the Owned Real Property, the “Real Property”). Each EST Company has title to, or a valid leasehold interest entitling it to the sole and unencumbered right to possession and use of all of the Real Property owned or leased by it free and clear of any Encumbrances, other than Permitted Encumbrances.

3.22. Labor Matters.

(a) The Disclosure Schedule lists all collective bargaining agreements, union contracts, employee representation agreements, works council, and similar agreements or arrangements in effect on the date hereof that cover any Business Employee (each, a “Collective Bargaining Agreement”). With respect to any Business Employee, (i) there is no labor strike, dispute, slowdown, lockout or stoppage pending or, to SPX’s knowledge, threatened against any of the EST Companies, and none of the EST Companies has experienced any labor strike, dispute, slowdown, lockout or stoppage since December 31, 2003; (ii) there is no unfair labor practice charge or complaint against any of the EST Companies pending or, to the knowledge of SPX, threatened before the National Labor Relations Board or before any similar state or foreign agency; (iii) to SPX’s knowledge, no Person has made any claim or charge against the EST Business or any Affiliate of the EST Business under any Law relating to discrimination with respect to employees or employment practices or with respect to breaches of any such statute, regulation or ordinance, except for claims or charges that would not result in a material Liability; and (iv) there has been no material grievance since December 31, 2003 or material arbitration since December 31, 2003 arising out of any Collective Bargaining Agreement or other grievance procedure.

(b) None of the EST Companies has any continuing obligation with respect to any Business Employee in connection with: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility.

(c) The EST Companies are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act and any similar state or local “mass layoff’ or “plant closing” Law, collective bargaining, pay equity, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for failures to comply that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a material Liability.

3.23. Intercompany Services. There are no material Contracts pursuant to which any goods, services, materials or supplies are provided (i) by the EST Companies, on the one hand, to SPX or any of its Affiliates (other than the EST Companies), on the other hand, or (ii) by SPX or any of its Affiliates (other than the EST Companies), on the one hand, to the EST Companies, on the other hand (each, an “Intercompany Arrangement”). There have not been any Intercompany Arrangements since January 1, 2003.

3.24. Relationships with Customers and Suppliers To SPX’s knowledge, none of the EST Companies has received, within 180 days prior to the date of this Agreement, any written communication from any distributor, strategic partner or customer of the EST Business who accounted for annual sales of the EST Business in excess of $500,000 during the immediately preceding fiscal year that would indicate that any such Person intends to terminate or materially reduce its business with the EST Business.

3.25. Regulatory Matters; Products Compliance with Laws. To the knowledge of SPX, there are no facts which would (a) furnish a substantial basis for the recall, withdrawal or suspension of any product lines of any of the EST Companies by any competent Governmental Authority or (b) otherwise reasonably be expected to cause any of the EST Companies to withdraw, recall or suspend any product lines of any of the EST Companies from the market or to change the marketing classification of any products of the EST Companies or to terminate or suspend the testing of any products of the EST Companies. There are no (x) product lines which have been recalled or remediated by any of the EST Companies (whether voluntarily or otherwise) at any time in the past 12 months or (y) proceedings (whether completed or pending) at any time during the past 12 months seeking the recall, suspension or seizure of any product lines of the EST Companies.

3.26. No Government Contracts. None of the EST Companies is a party to any material Contract with any Governmental Authority.

3.27. Disclaimer. Neither SPX nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to GE any representation or warranty other than those expressly made by SPX in Article III hereof or in the Tax Matters Agreement. Without limiting the generality of the foregoing, except as expressly made by SPX in Article III hereof, no representation or warranty has been made or is being made herein to GE (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the tangible assets being so transferred, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (b) with respect to any projections, estimates or budgets delivered to or made available to GE, or (c) with respect to any other information or documents made available to GE.

ARTICLE IV

Representations and Warranties of GE

GE hereby represents and warrants to SPX as follows (all representations with respect to the Purchasing Entities being only as of the Closing Date):

4.1. Organization and Good Standing. Each of GE and the Purchasing Entities is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as such business is currently conducted. Each of GE and the Purchasing Entities is duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed, qualified or in good standing, except, in each case, where the failure so to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially hinder, impair or delay the consummation of the transactions contemplated hereby (a “GE Material Adverse Effect”).

4.2. Corporate Authority and Approval. Each of GE and the Purchasing Entities has all requisite corporate or other similar power, as the case may be, and authority to enter into, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Each of GE and the Purchasing Entities has all requisite corporate or other similar power, as the case may be, and authority to enter into, deliver and perform its obligations under the other agreements, documents and instruments to be executed and delivered by them in connection with this Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each of GE and the Purchasing Entities, the performance by each of GE and the Purchasing Entities of its obligations hereunder and thereunder, and the consummation by GE and the Purchasing Entities of the transactions contemplated hereby and thereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by GE and the Purchasing Entities which are a party thereto and the consummation by them of the transactions contemplated thereby, have been duly authorized by all requisite corporate or similar action on the part of each such Person. No vote or approval of the stockholders of GE is required for GE to enter into, deliver or perform its obligations under, this Agreement or the Ancillary Agreements. This Agreement has been duly executed and delivered by each of GE and GE Canada and (assuming the valid authorization, execution, and delivery of this Agreement by SPX and the Other SPX Sellers) constitutes a legal, valid and binding obligation of each of GE and GE Canada enforceable against such Person in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Tax Matters Agreement has been duly executed and delivered by GE and the Purchasing Entities which are a party thereto and (assuming the valid authorization, execution, and delivery of the Tax Matters Agreement by SPX and its Affiliates which are a party thereto) constitutes a legal, valid and binding obligation of each of GE and the Purchasing Entities which are a party thereto, enforceable against each such Person in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by GE and the Purchasing Entities which are a party thereto and (assuming, if applicable, the valid authorization, execution, and delivery thereof by the other parties thereto) will constitute the legal, valid and binding obligations of GE and the Purchasing Entities which are a party thereto, enforceable against each such Person in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.3. Consents. Except as set forth on Exhibit 4.3, no Governmental Consent or Third Party Consent is required in connection with the execution, delivery and performance by GE and the Purchasing Entities of this Agreement, the Ancillary Agreements or the other agreements, documents or instruments to be executed and delivered by any of them in connection with this Agreement or the Ancillary Agreements, or the taking by any such Person of any other action contemplated hereby or thereby, excluding, however, (a) Third Party Consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a GE Material Adverse Effect and (b) Governmental Consents which SPX or any of its Affiliates are required to obtain or make.

4.4. No Conflicts. None of the execution and delivery by GE and the Purchasing Entities of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement or the Ancillary Agreements, the performance by them of their respective obligations under this Agreement, the Ancillary Agreements and such other agreements, documents and instruments, and the consummation by any of them of the transactions contemplated hereby and thereby shall, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Sections 3.6 and 4.3, (a) conflict with or violate any provision of the charter or bylaws of GE or the organizational documents of any of the Purchasing Entities, (b) violate any Order or Law applicable to GE or any of the Purchasing Entities, (c) violate or conflict with, result in the loss of any material benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties, Intellectual Property Rights or assets of GE or any of the Purchasing Entities under any of the terms, conditions or provisions of any Contract, or (d) conflict with or result in the breach of any agreement reflecting obligations of GE or any of the Purchasing Entities for Indebtedness, except in the case of clauses (c) and (d) for violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a GE Material Adverse Effect.

4.5. Funds Available. GE has, and has arranged for the Purchasing Entities to have on the Closing Date, sufficient funds to enable them to pay the Purchase Price and otherwise to consummate the transactions contemplated by this Agreement.

4.6. Litigation. There is no Action pending or, to GE’s knowledge, threatened against GE or the Purchasing Entities (a) with respect to which there is a reasonable likelihood of a determination that would, individually or in the aggregate, have, or reasonably be expected to have, a GE Material Adverse Effect or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

4.7. Fees. None of GE or the Purchasing Entities has any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which SPX could become liable or obligated.

4.8. Purchase for Investment; Receipt of Information. The Purchasing Entities will be acquiring the Troy Shares, the ISS Shares, the Shanghai Shares, the Edwards International Shares and the Dongguan Shares solely for their own account for investment and not with a view to the distribution thereof. GE and its authorized agents and representatives have been given, and GE and the Purchasing Entities and their respective authorized agents and representatives prior to the Closing Date will have been given, an opportunity to examine such instruments, documents, and other information relating to, and ask questions regarding and receive answers from, SPX and the EST Companies, and their authorized agents and representatives as GE has deemed necessary or advisable in order to make an informed decision relating to the Purchasing Entities’ acquisition of the Troy Shares, the ISS Shares, the Shanghai Shares, the Edwards International Shares, the Dongguan Shares and their suitability as an investment for GE and the Purchasing Entities, respectively. GE and GE Canada each is, and the other Purchasing Entities each will be, an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended.

4.9. Disclaimer. Neither GE nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to SPX any representation or warranty other than those expressly made by GE in Article IV hereof, any Ancillary Agreement or any other agreement, document or instrument contemplated hereby to be delivered to SPX in connection herewith or therewith.

ARTICLE V

Covenants of SPX

SPX hereby covenants and agrees with GE as follows:

5.1. Conduct of Business.

(a) Except as may be expressly permitted by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable Law or by any of the documents listed in the Disclosure Schedule, from the date hereof until the Closing, unless GE may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), SPX shall, and shall cause each of the EST Companies to, (i) in all material respects conduct the EST Business only in the ordinary course consistent with past practice; (ii) use reasonable best efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and to make all appropriate material voluntary disclosures to Governmental Authorities; (iii) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it such that the EST Business will not be materially impaired; and (iv) use reasonable best efforts to continue all material Insurance Policies in full force and effect (and in cases where a material Insurance Policy shall no longer be in full force and effect, use reasonable best efforts to obtain a comparable Insurance Policy).

(b) Without limiting the generality of Section 5.1(a), except as may be expressly permitted by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable Law or by any of the documents listed in the Disclosure Schedule, during the period from the date of this Agreement to the Closing, SPX, in respect of the EST

Business, shall not, and shall not permit any of the other EST Companies to, without the prior written consent of GE (which consent will not be unreasonably withheld or delayed):

(i) (1) incur any Indebtedness, including by way of guarantee (directly or indirectly) or by entering into a “keep well” or similar agreement, except in the ordinary course of business consistent with past practice, or intercompany debt which will be settled or cancelled at or prior to the Closing; (2) merge or consolidate with, purchase substantially all or a material portion of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, joint venture corporation or other business organization or division thereof; (3) incur or create any Encumbrances (other than the Permitted Encumbrances) on any asset of the EST Companies that are not removed prior to the Closing; (4) sell, transfer, lease, license, pledge, mortgage, encumber or dispose of any of the EST Business assets (including those of any Member of the EST Group), or any Owned Real Property, other than (A) in the ordinary course of business consistent with past practice or (B) dispositions of obsolete, excess or worthless assets; or (5) delay the payment of accounts payable, or sell, transfer and otherwise dispose of, or accelerate the collection of, receivables of the EST Business except in the ordinary course of business consistent with past practice;

(ii) (1) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock or other equity interests of any of the Members of the EST Group or issue or grant any subscriptions, options, calls or rights to acquire, warrants, convertible securities or other agreements or commitments to issue, or enter into any Contract obligating any of the Members of the EST Group to issue or transfer from treasury any shares of capital stock or other equity interests of any class or kind or securities convertible into any such shares or equity interests; (2) declare or pay any dividend (other than dividends of cash) or make any other distribution, whether in stock or property with respect to, or purchase or redeem, shares of the capital stock of any of the Members of the EST Group, other than any dividend or distribution payable to a Member of the EST Group by a wholly owned Subsidiary thereof; or (3) make any change in the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Members of the EST Group;

(iii) (1) increase the wages or benefits payable to any employees of the EST Business (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for increases in wages or benefits in the ordinary course of business consistent with past practice payable to Business Employees who do not constitute executive personnel of the EST Business; (2) enter into any employment agreement (other than the entry into an employment agreement in connection with the hiring or promotion of employees entitled to receive pursuant to such agreement an annual salary of $100,000 or less (excluding any bonus, pension, profit sharing or other compensation)) or, except in the ordinary course of business consistent with past practice, amend any employment, consulting, severance, change in control, compensation or similar agreement for the benefit or welfare of any employees of the EST Business; (3) adopt, enter into or amend any Benefit Plan applicable to any Business Employee; or (4) enter into any new, or amend any existing, Collective Bargaining Agreement;

(iv) (1) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom its or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services; or (2) modify or amend in any material respect, release, terminate, extend, waive any material right under, assign or otherwise change in any material respect any rights under, or discharge any other party thereunder of any of their obligations under, any Material Contract, except for Material Contracts of the types specified in Sections 3.14(a)(i), (a)(iv), (c) and (e) in the ordinary course of business consistent with past practice;

(v) enter into any Contract that if entered into prior to the date hereof would be a Material Contract, except for Material Contracts of the types specified in Sections 3.14(a)(i), (a)(ii), (a)(iv), (e), (m) (in respect of sales offices only) and (o) and, insofar as it applies to the foregoing subsections, Section 3.14(p), in each case, entered into in the ordinary course of business consistent with past practice, provided, however, that with respect to Material Contracts of the type specified in Section 3.14(o), such Material Contract may not involve an aggregate payment to or from the EST Business of $1,000,000 or more;

(vi) except in the ordinary course of business consistent with past practice, modify or amend any terms or conditions offered to any distributor, strategic partner, dealer, sales agent or customer for the purchase of any products or services of any EST Company;

(vii) enter into any Intercompany Arrangement that will not be terminated prior to the Closing except for the transactions referred to on Exhibit 5.5;

(viii) make or commit to any capital expenditures that, in the aggregate, are in excess of the capital expenditure budget set forth in the Disclosure Schedule by $1,000,000 for the fiscal year ending December 31, 2004 and $1,000,000 thereafter;

(ix) enter into any settlement or release with respect to any material Action or Claim with respect to the EST Business that would adversely affect the EST Business after the Closing;

(x) (1) except as required under GAAP, make any changes to any of its methods of accounting or financial accounting practices, policies or principles from those employed in the Financial Statements; (2) make, change or rescind any election relating to taxes, or settle or compromise any Claim, Action, investigation, audit or controversy relating to taxes or surrender any right to claim a refund of taxes or obtain or apply for any tax ruling; or (3) make any change to any of its methods of accounting or methods of reporting income or deductions for tax from those employed in the preparation of its most recent tax returns; and

(xi) enter into any legally binding transaction, agreement or commitment with respect to any of the foregoing.

5.2. Access. Subject to applicable Laws relating to access to and the exchange of information, SPX shall, and shall cause each of the EST Companies to, afford to GE and its and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) reasonable access, during normal business hours and on reasonable advance notice, to SPX’s (but only to the extent relating to the EST Business) and the EST Companies’

properties, books, Contracts, commitments, internal memoranda, correspondence, electronic and physical records (including materials filed or furnished by SPX (to the extent relating to the EST Business) or any EST Company with any Governmental Authority with respect to compliance with applicable Laws), officers, employees, accountants, counsel, financial advisors and other Representatives (such access not to materially disrupt or interfere with business operations); provided, however, that SPX and the EST Companies shall not be obligated to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers of the EST Business, violate any Law, Order or term of any Contract, or adversely affect the ability of SPX, any EST Company or any of their respective affiliates to assert attorney-client or attorney work product privilege. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangements in the event any of the restrictions of the preceding sentence apply. Except for disclosures permitted by the terms of the letter agreement, dated August 23, 2004, between GE and SPX (the “Confidentiality Agreement”), GE shall hold information received from SPX or the EST Companies pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement. Any disclosure whatsoever during such investigation to GE or its Representatives shall not constitute an enlargement of or additional representations or warranties of SPX beyond those specifically set forth in this Agreement.

5.3. No Solicitation. From the date hereof until the Closing, SPX shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, stockholder, agent, investment banker, attorney, financial advisor or other representative of SPX or its Affiliates to, directly or indirectly solicit, initiate, encourage or participate in any way (including by way of furnishing information or assistance) in any discussions or negotiations with any Person (other than GE or an Affiliate of GE) or enter into any Contract with any Person (other than GE or an Affiliate of GE) concerning any merger, consolidation, sale of any shares of capital stock or other equity interests or similar transactions involving any Member of the EST Group or a sale of the assets of the EST Business other than the sale of Inventory in the ordinary course of business, disposition of obsolete, excess or worthless assets, and the transactions provided for in Article I.

5.4. Consents of Third Parties.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent the assignment of any Contract to be assigned to GE or a Purchasing Entity pursuant to the provisions of this Agreement, the Ancillary Agreements or any Exhibit hereto shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by GE or the Purchasing Entities. If any such consent is not obtained and the Closing occurs, SPX shall, at GE’s expense, cooperate with GE and the Purchasing Entities in any reasonable arrangement, including the arrangement set forth on Exhibit 5.4, designed to provide for GE and the Purchasing Entities the benefit and burden of any such Contract, including enforcement of any and all rights of SPX against the other party to any Contract arising out of the breach or cancellation thereof by such party or otherwise.

(b) SPX shall use its reasonable best efforts to obtain the Third Party Consents set forth on Exhibit 5.4.

5.5. Intercompany Accounts, Loan Documents, Etc.

(a) At or prior to the Closing, except as set forth on Exhibit 5.5, (i) all intercompany receivables or payables and loans then existing between SPX and its Affiliates (other than the EST Companies), on the one hand, and the EST Companies, on the other hand, shall be settled in the ordinary course of business or, in SPX’s discretion, by way of capital contribution, dividend or otherwise and shall be excluded from the determination of the Closing Date Working Capital, and (ii) all Contracts between SPX and its Affiliates (other than the EST Companies), on the one hand, and the EST Companies, on the other hand, shall be terminated without any liability to any party thereto.

(b) SPX shall use its reasonable best efforts to obtain at or before the Closing the written release and waiver from all appropriate Persons of (i) any and all Encumbrances on the EST Business, the EST Assets or the shares of stock or other equity interests or assets of any of the Members of the EST Group in respect of guaranties or Liabilities referred to in clause (ii) or (iii) of this Section 5.5(b), (ii) any and all guaranties granted by any of the Members of the EST Group in respect of any Indebtedness or other obligations of SPX or any of its Affiliates (other than the EST Companies) and (iii) any Liability for Indebtedness of any Member of the EST Group other than the Indebtedness set forth on Schedule 13.10(a).

5.6. Further Assurances.

(a) SPX shall use reasonable best efforts to cause all Permits, including those required by Environmental Laws, held in connection with the EST Assets to be transferred to GE or the Purchasing Entities or, if any such Permits are not transferable, SPX shall assist GE and the Purchasing Entities in obtaining new Permits so that it may operate the EST Business as of the Closing Date in compliance with applicable Laws, including Environmental Laws.

(b) At any time after the Closing Date, SPX shall, at GE’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by GE and necessary for GE to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

5.7. Non-Competition.

(a) Except as expressly permitted by Section 5.7 of the Disclosure Schedule, SPX agrees that, until the third anniversary of the Closing Date (the “Non-Competition Period”) SPX shall not, and shall cause each of its Affiliates, so long as it is an Affiliate, not to: (i) directly or indirectly, operate, perform, control, engage in, manage or have a greater than 5% ownership interest in a business or Person that develops, manufactures, sells or distributes products or performs services in competition with the EST Business (as such business is conducted as of the Closing Date) (a “Competing Business”); (ii) solicit, raid, entice, encourage or induce any Person that currently or at any time prior to or during the Non-Competition Period is or was a distributor, strategic partner or customer (or is actively pursued as a potential distributor, strategic partner or customer) of the EST Business to purchase any products or services sold by the EST Business (as such business is conducted as of the Closing Date) from anyone other than GE and its Subsidiaries or to become a distributor, strategic partner or customer of any Person (other than GE or its Subsidiaries) for products or services the same as, or competitive with, those products and services as provided by the EST Business as of the Closing Date; or (iii) knowingly interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the EST Business, or GE or any of its Subsidiaries (with respect to the EST Business) and any of their respective distributors, strategic partners, clients, customers or suppliers (including soliciting or encouraging any such distributor, strategic partner, client, customer or supplier to discontinue or reduce its business with the EST Business, GE or any of its Subsidiaries (with respect to the EST Business)); or (iv) knowingly approach any Person for such purpose or authorize the taking of such actions by any Person or knowingly assist or participate with or provide information to any such Person in taking any of the foregoing prohibited actions. The parties hereto specifically acknowledge and agree that the remedy at Law for any breach of the foregoing will be inadequate and that GE, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5.8. Environmental Matters.

(a) SPX shall permit GE and GE’s environmental consultant to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental site assessments) of the environmental conditions of any real property owned, operated or leased by or for any EST Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as GE, in its reasonable discretion, shall deem necessary (“GE’s Environmental Assessment”). GE’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the EST Companies.

(b) SPX shall promptly file all materials required to be filed by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to, any notifications or approvals required under environmental property transfer Laws such as the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. § 13:1K-6 et seq, or the Connecticut Property Transfer Act, Gen. Stat. Ann. § 22a-134, and all requests necessary for the transfer or re-issuance of Environmental Permits required to conduct the EST Business after the Closing Date. GE shall cooperate in all reasonable respects with SPX with respect to such filings and Environmental Permit activities.

5.9. Inventory Count. Promptly after the Closing, representatives of SPX and GE shall take a count of the EST Business’ Inventories as of the close of business on the day immediately preceding the Closing Date. If GE so elects, GE’s accountants shall participate in such Inventory count. Such Inventory count shall be taken in accordance with the EST Companies’ historical inventory taking procedures, provided such procedures are not substantially different from standard inventory taking procedures, in which case such standard procedures shall apply. SPX and GE hereby agree that such Inventory count shall be used in determining the Closing Date Working Capital pursuant to Section 2.2.

5.10. Resignations. SPX shall use reasonable best efforts to deliver or cause to be delivered to GE and the Purchasing Entities at the Closing the resignations (effective as of the Closing) of all directors and officers of the Members of the EST Group.

5.11. Insurance. To the extent that there is any loss or casualty in respect of the EST Business or any Liabilities of the EST Business between December 31, 2003 and the Closing Date and there exist any Insurance Policies owned by SPX or any of its Affiliates (other than the Members of the EST Group) that may cover such loss, casualty or Liability, SPX shall file, or cause to be filed, a claim for the amount of such loss, casualty or Liability under such Insurance Policies. Any proceeds received by SPX or its Affiliates (other than the Members of the EST Group), net of any reasonable, documented, out-of-pocket expenses incurred in collecting the proceeds, in respect of such claim shall be for the account of GE (or its designated Affiliate).

5.12. [Intentionally Omitted.]

5.13. Audited Financial Statements. Within five days after the date hereof, SPX will engage Deloitte & Touche LLP (“D&T”) for the purpose of delivering to SPX an audited consolidated balance sheet of the EST Business as at September 30, 2004 (the “Audited Balance Sheet”), an audited consolidated statement of income of the EST Business for the twelve months ended September 30, 2004 (the “LTM Income Statement”) and an audited consolidated statement of cash flows of the EST Business for the twelve months ended September 30, 2004 (together with the Audited Balance Sheet and the LTM Income Statement, the “Audited Financial Statements”). The Audited Financial Statements will be prepared in accordance with the procedures set forth in Exhibit 5.13 hereof. While the auditor will be engaged directly by SPX, the costs of the auditors’ report on the Audited Financial Statements shall be borne one-half by SPX and one-half by GE, and GE shall promptly reimburse SPX upon GE’s receipt of notice from SPX as to the costs of the auditors. SPX will consult with GE regarding the terms of D&T’s engagement and the scope of its audit work.

5.14. Cooperation with Respect to Financial Reporting. After the date of this Agreement, SPX shall, and shall cause its Affiliates to, reasonably cooperate with GE and to provide GE with access to historical financial records and data relating to the EST Business in connection with GE’s filings under the U.S. federal securities laws following the Closing.

5.15. Agreement with Respect to Indebtedness. In the event that any Member of the EST Group is obligated for any Indebtedness (other than Indebtedness set forth on Schedule 13.10(a)) that is not satisfied or released as of the Closing, then, at the Closing, at SPX’s option, SPX shall (a) request that a portion of the Purchase Price equal to the amount of such Indebtedness be held back by GE, on SPX’s behalf, which amount shall be released only to satisfy such Indebtedness or after satisfaction in full of such Indebtedness by SPX or (b) pay to such Member of the EST Group the amount of such Indebtedness by wire transfer of immediately available funds and, upon receipt of such funds, such Indebtedness shall cease to be an Excluded Liability hereunder.

5.16. Transfer of Watercourse. Prior to the Closing, SPX shall cause Edwards International to transfer all of its interest in Watercourse to SPX (or an Affiliate of SPX that is not a Member of the EST Group).

ARTICLE VI

Covenants of GE

GE hereby covenants and agrees with SPX:

6.1. Preservation of Books and Records.

(a) For a period of seven years from the Closing Date:

(i) GE shall not, and shall cause each of the Members of the EST Group and each Purchasing Entity not to, dispose of or destroy any of the books and records of the EST Business relating to periods prior to the Closing Date (“Books and Records”) without first offering to turn over possession thereof to SPX by written notice to SPX at least 30 days prior to the proposed date of such disposition or destruction.

(ii) GE shall allow SPX and its agents access to all Books and Records on reasonable notice and at reasonable times at GE’s principal place of business or at any location where any Books and Records are stored, and SPX shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of GE’s business.

(iii) GE shall make available to SPX upon written request (1) personnel of GE, the Purchasing Entities and the Members of the EST Group to assist SPX in locating and obtaining any Books and Records, and (2) any of such personnel whose assistance or participation is reasonably required by SPX or any of its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future Action or other matters in which SPX or any of its Affiliates is involved. SPX shall reimburse GE for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 6.1(a).

(b) The seven-year period referred to in Section 6.1(a) shall be extended in the event that any Action or investigation has been commenced or is pending or threatened at the termination of such seven-year period and such extension shall continue until any such Action or investigation has been settled through judgment or otherwise or is no longer pending or threatened.

6.2. Performance Bonds and Guarantees.

(a) Subject to Section 6.2(b), at the Closing, GE shall deliver to SPX replacement (or, to the extent the beneficiary thereof will not permit replacement, back-up) performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees (“Guaranties”), in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies (or in the case of corporate guarantees, GE or one of its

Affiliates), in each case reasonably satisfactory to SPX, to replace (or, to the extent required, as described above, to collateralize) any Guaranties given by any Member of the SPX Group in respect of the EST Business (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which any Member of the SPX Group will have any liability after the Closing. Not later than fifteen (15) days prior to the Closing, SPX shall preliminarily advise GE, and not later than five (5) Business Days prior to the Closing, SPX shall advise GE, in writing of the Guaranties to be replaced or collateralized pursuant to this Section 6.2.

(b) To the extent any Guaranties required to be replaced or collateralized in accordance with Section 6.2(a) were not included in the written notice to GE, GE shall use its reasonable best efforts to replace or collateralize any such Guaranties as promptly as practicable following notification of the existence of any such Guaranties.

6.3. CERCLA Waiver. GE, on its own behalf and on behalf of its Affiliates, including each Member of the EST Group, hereby waives any right to seek contribution or other recovery from SPX or any of SPX’s Affiliates that it may now or in the future ever have under any Environmental Law, including, without limitation, 42 U.S.C. §§ 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and similar provisions under any other U.S. or foreign Environmental Law, as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect. GE, on its own behalf and on behalf of its Affiliates, including each Member of the EST Group, hereby further unconditionally releases SPX and SPX’s Affiliates from any and all claims, demands and causes of action that it may now or in the future ever have against SPX or any of SPX’s Affiliates for recovery under CERCLA or under any other U.S. or foreign Environmental Law as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect. Nothing in this Section 6.3 shall affect GE’s rights to indemnification for any breach or inaccuracy of any representation or warranty contained in Section 3.13 or for Excluded Liabilities pursuant to the provisions of Article XII.

6.4. Audit Actions. GE agrees that it shall take any action, including signing any document or waiver, that is requested by the auditors of the Audited Financial Statements referred to in Section 5.13 in order to cause such Audited Financial Statements to be delivered to SPX and GE. If GE does not take such action or sign such document or waiver within three Business Days after the date D&T requests SPX to execute management representation letters in connection with the delivery of the Audited Financial Statements, GE shall be deemed to have irrevocably waived the condition set forth in Section 8.10.

6.5. Further Assurances. At any time after the Closing Date, GE shall, at SPX’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by SPX and necessary for SPX to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VII

Mutual Covenants

7.1. Cooperation.

(a) From the date hereof until the Closing, GE and SPX shall, and shall cause their respective Subsidiaries to, (x) use reasonable best efforts, and cooperate with one another, to promptly secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including Governmental Consents) as shall be required in order to enable the parties to effect the transactions contemplated hereby, (y) take all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed with respect to the transactions contemplated hereby, and (z) otherwise use its reasonable best efforts to cause the consummation of such transactions as promptly as practicable in accordance with the terms and conditions hereof.

(b) Without limiting the generality of the foregoing, each of SPX and GE shall cooperate to (i) make or cause to be made all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Competition Act (Canada) (the “Competition Act”) or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, (ii) comply at the earliest practicable date with any request under the HSR Act, the Competition Act or other Antitrust Laws for additional information, documents, or other materials received from the FTC, the Antitrust Division, the Canadian Competition Bureau or any other Governmental Authority in respect of such filings or such transactions, and (iii) resolve any investigation or other inquiry of any of the FTC, the Antitrust Division, the Canadian Competition Bureau or other Governmental Authorities under any Antitrust Laws with respect to any such filing or any such transaction (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). Each of SPX and GE shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly provide copies of written communications with any Governmental Authority regarding any such filings or any such transaction. Subject to applicable Law, SPX and GE shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, the Competition Act or other Antitrust Laws. SPX and GE may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (SPX or GE, as the case may be).

(c) Each of SPX and GE shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of SPX and GE shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, the Competition Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) From the date hereof until the Closing, the parties hereto agree that they shall take or cause to be taken all actions necessary, proper or advisable to enable the parties to consummate as soon as practicable after the date of this Agreement the transactions contemplated by this Agreement, including defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable. Notwithstanding anything to the contrary in this Agreement, in connection with the execution and performance of this Agreement: (i) none of GE, the Purchasing Entities or SPX nor any of their respective Affiliates shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets or any EST Company or asset thereof, or agree to any condition, restraint or limitation relating to their ability to freely own or operate all or any portion of their respective businesses or assets or any EST Company or asset thereof; and (ii) none of the EST Companies shall, without GE’s prior written consent, commit to any divestiture transaction, or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits GE’s or the Purchasing Entities’ freedom of action with respect to, or their ability to retain any of the businesses, product lines or assets of the EST Business.

7.2. Publicity. Neither SPX nor GE shall issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of SPX or GE, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which SPX or GE lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

7.3. Notification by the Parties. SPX and GE shall use their respective reasonable best efforts to promptly inform the other in writing if, prior to the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

7.4. Use of Name.

(a) Except as specifically set forth herein, GE shall not, and shall cause the Purchasing Entities and the Members of the EST Group not to, operate the EST Business utilizing, based on or taking advantage of the name of SPX or any of its Subsidiaries (other than the Members of the EST Group), including the Other SPX Sellers; provided, however, that the Members of the EST Group may use packaging, advertising, sales and promotional materials on hand or on order at the Closing Date and bearing the corporate names or consumer information telephone numbers of SPX or such Other SPX Sellers in connection with the marketing and sale of products of the EST Business until the date that is nine months after the Closing Date, or such shorter period if limited by the requirements of any Law or if new product labeling and/or packaging is printed within such nine month time period. The Purchasing Entities, GE and the Members of the EST Group shall maintain quality standards for products of the EST Business at least equal to those maintained by SPX and such Other SPX Seller on the Closing Date for so long as any of the Purchasing Entities or the Members of the EST Group continues to use any packaging, advertising, sales or promotional materials bearing the corporate names or consumer information telephone numbers of SPX or any such Other SPX Seller. Notwithstanding anything to the contrary herein, promptly after the Closing Date, GE shall cause each of its Affiliates to make all filings with the appropriate Governmental Authorities to effectuate the said name changes.

(b) Within 60 days after the Closing, (a) SPX shall cause each of its Affiliates (other than the Members of the EST Group), to the extent applicable, to change its corporate name to a name that does not include the name “Edwards Systems Technology,” “EST” or “Ziton” or any derivatives thereof and (b) SPX shall cause each of its Affiliates (other than the Members of the EST Group) to cease to use the names “Edwards Systems Technology,” “EST” and “Ziton” or any derivatives thereof; provided, however, that promptly after the Closing Date, SPX shall cause each of its Affiliates (other than the Members of the EST Group) to make all filings with the appropriate Governmental Authorities to effectuate the said name changes within such 60 day period.

7.5. Tax Matters Agreement. SPX, each of the Other SPX Sellers, GE and GE Canada have entered into the Tax Matters Agreement, dated the date hereof (the “Tax Matters Agreement”), contemporaneously with the execution and delivery of this Agreement. All representations, warranties, covenants and agreements between the parties with respect to tax matters are set forth in the Tax Matters Agreement, except to the extent set forth in Sections 3.10, 3.17, 5.1(b)(x)(2), 5.1(b)(x)(3), 8.1, 8.2, 8.9, 9.1, 9.2, 9.7, 12.2(c)(v) and 12.4(h) of this Agreement.

7.6. Closing Date Cash. If, as of the close of business on the day immediately preceding the Closing Date, any Member of the EST Group owns any cash (“Closing Date Cash”), GE will pay, or will cause a Purchasing Entity or a Member of the EST Group to pay, to SPX or one of the Other SPX Sellers or any combination thereof, as appropriate, an amount in cash equal to Closing Date Cash. Such payment will be made by wire transfer of immediately available funds within five Business Days following the Closing Date.

ARTICLE VIII

Conditions to GE’s Obligations

The obligations of GE to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

8.1. Covenants of SPX. SPX shall have complied in all material respects with its agreements and covenants contained herein and in the Tax Matters Agreement to be complied with on or prior to the Closing Date.

8.2. Representations and Warranties of SPX. The representations and warranties of SPX set forth in this Agreement and in the Tax Matters Agreement shall be true and correct as of the Closing Date, except (a) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (b) where the failure to be true and correct, individually or in the aggregate (and without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties), has not resulted and would not be reasonably likely to have a Material Adverse Effect.

8.3. SPX’s Certificate. GE shall have received a certificate of SPX, executed by a Vice President of SPX, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof (“SPX’s Certificate”).

8.4. Consents. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated and the applicable filings, approvals, waivers or expiration or termination of any applicable waiting periods under any Antitrust Laws in jurisdictions in which such filings, approvals, waivers or expiration or termination are required by Law to be made, obtained, waived or expired, or terminated prior to the Closing, including pursuant to the Competition Act, shall have been made, obtained, waived or expired, or terminated. In addition, with respect to the Competition Act, GE shall have obtained either an Advance Ruling Certificate or written notification from the Commissioner of Competition that she does not, at that time, intend to make application to the Competition Tribunal in respect of the proposed transaction (i.e., a no-action letter) and any such conditions attached to such no-action letter shall be acceptable to GE acting reasonably.

8.5. No Litigation; No Restraint. There shall not be any Action or investigation pending (or, in respect of a U.S. or Canadian Governmental Authority, threatened) by or before any Governmental Authority (other than any local authority) in which a Governmental Authority is a party, nor shall there be any Law or Order (collectively, “Restraints”) in effect, that would or is reasonably likely to (a) restrain, enjoin, prevent, prohibit or make illegal the consummation of the transactions contemplated hereby, (b) impose limitations, other than limitations that are immaterial, on the ability of GE or its Affiliates effectively to exercise full rights of ownership of the EST Business or (c) result in a Governmental Investigation or Governmental Damages being imposed on (i) any Member of the EST Group or (ii) GE or any Purchasing Entity as a result of the consummation of the transactions contemplated hereby.

8.6. Supply Agreements. Supply agreements reasonably acceptable to SPX and GE providing for EST or one of its Affiliates to supply certain products to SPX or one of its Affiliates (the “Supply Agreements”) shall have been duly executed and delivered by SPX.

8.7. Transitional Services Agreement. A Transitional Services Agreement reasonably acceptable to SPX and GE (the “Transitional Services Agreement”) shall have been duly executed and delivered by SPX.

8.8. Releases. Prior to or at the Closing, SPX shall have obtained and delivered to GE releases from each of the guaranties given pursuant to the SPX Credit Agreement by the Members of the EST Group in respect of any Indebtedness or other obligations of SPX or its Affiliates (other than Members of the EST Group) arising pursuant to the SPX Credit Agreement, executed by all appropriate Persons.

8.9. Tax Matters Agreement. At the Closing, the Tax Matters Agreement shall be in full force and effect.

8.10. Audited Financial Statements. The Audited Financial Statements shall have been duly prepared and delivered to GE in accordance with Sections 5.13 and 6.4.

ARTICLE IX

Conditions to SPX’s Obligations

The obligation of SPX to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

9.1. Covenants of GE. GE, GE Canada and the Purchasing Entities shall each have complied in all material respects with its agreements and covenants contained herein and in the Tax Matters Agreement to be complied with on or prior to the Closing Date.

9.2. Representations and Warranties of GE. The representations and warranties of GE set forth in this Agreement and in the Tax Matters Agreement shall be true and correct as of the Closing Date, except (a) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (b) where the failure to be true and correct, individually or in the aggregate (and without regard to any qualifications as to materiality or GE Material Adverse Effect contained in such representations and warranties), has not resulted and would not be reasonably likely to have a GE Material Adverse Effect.

9.3. GE’s Certificate. SPX shall have received a certificate of GE, executed by a Vice President of GE, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof (“GE’s Certificate”).

9.4. Consents. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated and the applicable filings, approvals, waivers or expiration or termination of any applicable waiting periods under any Antitrust Laws in jurisdictions in which such filings, approvals, waivers or expiration or termination are required by Law to be made, obtained, waived or expired, or terminated prior to the Closing, including pursuant to the Competition Act, shall have been made, obtained, waived or expired, or terminated.

9.5. No Litigation; No Restraint. There shall not be any Action or investigation pending (or, in respect of a U.S. or Canadian Governmental Authority, threatened) by or before any Governmental Authority (other than any local authority) in which a Governmental Authority is a party, nor shall there be any Restraints in effect, that would or is reasonably likely to (a) restrain, enjoin, prevent, prohibit or make illegal the consummation of the transactions contemplated hereby, or (b) result in a Governmental Investigation or Governmental Damages being imposed on any Member of the SPX Group as a result of the consummation of the transactions contemplated hereby.

9.6. Supply Agreements. The Supply Agreements shall have been duly executed and delivered by GE.

9.7. Tax Matters Agreement. At the Closing, the Tax Matters Agreement shall be in full force and effect.

9.8. Transitional Services Agreement. The Transitional Services Agreement shall have been duly executed and delivered by GE.

9.9. Consents. SPX shall have received the consents listed on Exhibit 9.9.

ARTICLE X

Employment Matters

10.1. Offers of Employment; Employee Representation

(a) In the case of each Business Employee immediately prior to the Closing, GE shall, or shall cause one of its Affiliates to, effective as of the Closing, (i) continue to employ such employees who are EST Group Employees and (ii) offer employment to such employees who are not EST Group Employees (and SPX shall provide GE with a list, as of a date at least three days and not more than ten days prior to the Closing Date, of Business Employees covered by clause (ii) hereof so as to enable GE to make such offers). Nothing in this Agreement shall require GE to continue to employ any of the Business Employees for any specified period following the Closing or prevent GE from terminating any of the Business Employees after the Closing.

(b) For a period of one year following the Closing Date, each Business Employee shall be provided with the same base salary or base wages as in effect immediately prior to the Closing Date. For a period of one year following the Closing Date, Business Employees shall be provided with benefits and compensation that in the aggregate are substantially comparable, on a value basis, to the benefits and compensation (including the target amount of EVA Plan bonuses without any multiplier, but otherwise excluding EVA Plan bonuses, all other cash incentive compensation, equity-based compensation and all retention, transaction or similar change in control bonus or compensation arrangements) provided generally to such employees immediately prior to the Closing Date. In addition, each Business Employee who participated in an EVA Plan or other cash incentive compensation plan immediately prior to the Closing shall participate in an annual bonus program (as determined by GE) that is no less favorable than an annual bonus program covering similarly situated employees of GE and its Affiliates. Subject to the foregoing, nothing contained in this paragraph shall require GE to adopt or establish any EVA Plan or equity incentive compensation plans.

(c) SPX and GE acknowledge and agree that certain transactions contemplated hereby may constitute the “transfer of an undertaking” solely in those jurisdictions that are subject to the European Community’s Directive 77/187/EEC and any similar provisions of other applicable Law (collectively, the “Transfer Provisions”). Notwithstanding any other provision of this Agreement, SPX and GE shall comply in all respects with all Transfer Provisions in connection with the transactions contemplated hereby.

(d) GE shall, or shall cause one of its Affiliates, to (i) recognize the collective bargaining units recognized by the EST Business, and (ii) assume all Collective Bargaining Agreements of such units and any Liabilities thereunder (subject to SPX’s responsibility for Excluded Business Employee Liabilities), and employ (as successor employer) all employees covered by such Collective Bargaining Agreements, on the Closing Date. GE shall, or shall cause one of its Affiliates to, assume any responsibilities with respect to recall rights of laid-off Business Employees who are covered by a Collective Bargaining Agreement. In addition, GE shall, or shall cause one of its Affiliates to, assume the employee benefit plans or portions thereof relating to employees covered by a Collective Bargaining Agreement, except any Excluded Business Employee Liabilities.

10.2. Savings Plans. As of the Closing, GE shall, or shall cause one of its Affiliates to, provide a 401(k) plan for all Business Employees who are eligible to participate in the SPX Retirement Savings Plan immediately prior to the Closing. GE shall permit the Business Employees who participate in the SPX Retirement Savings Plan (the “U.S. SPX 401(k) Plan”) immediately prior to the Closing to effect a direct rollover of their accounts in cash (including outstanding participant loans) to a 401(k) plan designated by GE. GE and SPX shall cooperate in (1) making all filings required under the Code or ERISA, (2) implementing all appropriate communications with participants, and (3) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 10.2 in a timely manner. GE and SPX shall cooperate to make available similar rollovers, as nearly as practicable, in respect of the Group Retirement Savings Plan component of the SPX Retirement Savings Plan for Salaried and Hourly Employees of SPX Canada (the “Canadian SPX Savings Plan”).

10.3. Pension Plans.

(a) Effective as of the Closing, SPX shall assign and GE or one of its Affiliates shall assume all of the rights, duties, and Liabilities of SPX with respect to the Retirement Plan for Employees of Edwards who are Members of the Owen Sound Bargaining Unit (“Owen Sound Hourly Pension Plan”) and Retirement Plan for British Columbia Employees of Edwards who are Members of the International Brotherhood of Electrical Workers, Local 213 (such plan, collectively with the Owen Sound Hourly Pension Plan, the “Canadian Hourly Pension Plans”), including the funding and investment management agreements in respect of the

Canadian Hourly Pension Plans. In order to give effect to such assignment and assumption regarding the Canadian Hourly Pension Plans, SPX and GE shall execute on the Closing an assignment and assumption agreement in respect of each of the Canadian Hourly Pension Plans. Upon such assignment and assumption, GE shall become the successor administrator and sponsor of the Canadian Hourly Pension Plans.

(b) Effective as of the Closing Date, SPX shall assume sponsorship of and exclusive responsibility for all Liabilities under the Retirement Plan for Salaried Employees of SPX Canada Inc. and Employing Companies (the “Canadian Salaried Pension Plan”) (and such plan shall not be treated as an EST Benefit Plan). GE shall, or shall cause one of its Affiliates to, provide a registered pension plan covering employees who were members of the Canadian Salaried Pension Plan and maintain such plan for a period of not less than two years.

10.4. SPX Bonus Plans. With respect to the Executive EVA Incentive Compensation Plans (the “EVA Plans”), SPX shall determine the bonuses under the EVA Plans in respect of 2004 for the Business Employees, SPX shall pay such bonuses to Business Employees not later than the date that bonuses under the EVA Plans are paid to employees of SPX generally, and, if the Closing occurs, GE shall reimburse SPX for such bonuses promptly after the payment thereof (or, if later, at the Closing). On the Closing Date, SPX shall also cause the amount of the “bank balance” under the EVA Plans remaining after payment of such bonuses to be paid in cash to each Business Employee, and GE shall have no obligation to reimburse SPX for such payments. GE shall pay or shall cause one of its Affiliates to pay cash bonuses in respect of 2004 to each other Business Employee who was participating in any other incentive compensation plan or arrangement (excluding the EVA Plans) for any period beginning before the Closing Date in accordance with the terms of such plan; provided, that, if the Closing Date occurs after the date such bonuses are to be paid, SPX shall pay such 2004 bonuses and GE shall reimburse SPX for such 2004 bonuses at the Closing.

10.5. Business Employee Obligations.

(a) GE or one of its Affiliates shall cause the Business Employees to be granted credit for all service with SPX and its Affiliates and their respective predecessors prior to the Closing for purposes of eligibility and vesting, but not for purposes of benefit accrual (except for purposes of calculating benefits under any vacation, severance or sick leave plan), under any plan or arrangement of GE or any of its Affiliates which provides compensation and employee benefits to the same extent that such service was credited with respect to any similar plan or arrangement of SPX or any of its Affiliates prior to the Closing. Any employee benefit plan of GE or any of its Affiliates which provides medical, dental or life insurance benefits after the Closing to any Business Employee or a dependent thereof shall, with respect to such individuals, waive any actively-at-work exclusions, waiting periods and any pre-existing condition exclusions to the same extent waived by any Benefit Plan and shall provide that any expenses incurred (as disclosed on employee explanation of benefits statements) on or before the Closing by such individuals in the current plan year of the Benefit Plans shall be taken into account under such plans for purposes of satisfying deductible or coinsurance provisions applicable in the current plan year.

(b) Except as otherwise provided in this Section 10.5(b), GE shall assume, as of the Closing, all Business Employee- and Former Business Employee-related Liabilities of the

EST Business, including without limitation all Liabilities under any EST Benefit Plans, occupational health and safety, pay equity, workers’ compensation arrangements, COBRA Coverage, accrued vacation pay, and post-retirement medical and life insurance benefits with respect to Business Employees and their respective dependents and beneficiaries, whether any such Liabilities arose or are incurred or accrued prior to, on or following the Closing, and shall indemnify and reimburse SPX for any such Business Employee- and Former Business Employee-related Liabilities incurred by or paid for by SPX after the Closing. Notwithstanding the foregoing, SPX shall retain, as of the Closing, (i) medical, dental, vision, life insurance and other, similar claims incurred prior to the Closing under the SPX Benefit Plans, (ii) Liabilities under health and dependent care spending accounts of Business Employees in existence at the time of the Closing, (iii) Liabilities related to (x) the U.S. SPX Pension Plan, (y) the SPX Supplemental Retirement Savings Plan, the SPX Supplemental Individual Account Retirement Plan and other, similar unfunded pension arrangements for senior management and (z) the U.S. SPX 401(k) Plan and the Canadian SPX Savings Plan (in the case of clause (z), except for account balances rolled over pursuant to Section 10.4), (iv) the Liability of SPX to pay out the bank balances under the EVA Plans pursuant to Section 10.4, (v) post-retirement medical and life insurance benefits with respect to Former Business Employees and their respective dependants and beneficiaries, (vi) severance Liabilities with respect to Former Business Employees, (vii) Liabilities under the Canadian Salaried Pension Plan, (viii) equity awards under the SPX 1992 Stock Compensation Plan and 2002 Stock Compensation Plan and any other SPX equity awards and (ix) the sale incentive letters for seven executives set forth in Section 3.17 of the Disclosure Schedule (collectively, the “Excluded Business Employee Liabilities”), and shall indemnify and reimburse GE for any such Excluded Business Employee Liabilities incurred by or paid for by GE after the Closing. For purposes of this Section 10.5(b), a claim shall be deemed to have been incurred upon the incurrence of a qualifying expense for which reimbursement is sought. Nothing in this Section 10.5(b) shall relieve SPX from its indemnification obligations set forth in Section 12 in accordance with the terms of such Section and subject to the limitations contained in such Section.

(c) To the extent any Business Employee- and Former Business Employee-related Liabilities of the EST Business (other than Excluded Business Employee Liabilities) are funded by assets held in a trust, voluntary employees beneficiary association or escrow and separately accounted for with respect to a Business Employee or Former Business Employee, SPX shall cause such separately accounted assets to be assigned or otherwise transferred to GE or, if applicable, to a successor trust, voluntary employees beneficiary association or escrow. To the extent any Business Employee- and Former Business Employee-related Liabilities of the EST Business (other than Excluded Business Employee Liabilities) are covered by any contract of insurance, then, if SPX receives proceeds from such insurance that are specifically attributable and identifiable to a Business Employee or Former Business Employee, and not based on aggregate claims or occurrences of more than one Business Employee, Former Business Employee or other current or former employee of SPX or any of its Affiliates, SPX shall deliver promptly after receipt such proceeds to GE or, if necessary to preserve the tax impact to such Business Employee or Former Business Employee, to such Business Employee or Former Business Employee directly, in each case net of any reasonable, documented, out-of-pocket expenses incurred in collecting the proceeds. In connection with the Closing, SPX and GE shall also endeavor to cause any contract of insurance covering solely EST Group Employees to be transferred to GE or an Affiliate designated by GE. In addition, effective as of the Closing Date, GE shall assume sponsorship of and exclusive responsibility for any U.S. EST Benefit Plans.

(d) In the event GE would be required to replicate a SPX Benefit Plan in order to provide benefits to an inactive Business Employee, then, at GE’s request on or before the Closing, SPX shall continue to provide such benefits from the applicable SPX Benefit Plan covering such inactive Business Employee in accordance with the terms of such plan, and GE shall promptly reimburse SPX for the costs of such benefits. GE may elect to discontinue such coverage and, at its sole cost (subject to any permitted employee contributions), provide coverage under a GE benefit plan or other arrangement.

(e) Promptly after the date hereof, GE and SPX shall engage an enrolled actuary to determine, as of the last day of the month that falls on or immediately after the Closing Date, (x) the total benefit obligations associated with the Business Employees and Former Business Employees (the “EST LTD Benefit Obligations”) under the SPX long-term disability plan (the “SPX LTD Plan”), (y) the total benefit obligations under the SPX LTD Plan (including the EST LTD Benefit Obligations) and (z) the aggregate fair market value of the assets in the trust maintained by SPX for the purposes of satisfying such benefit obligations (the “SPX Trust”). The enrolled actuary shall make such calculations employing generally accepted accounting principles and generally accepted actuarial principles, subject to any specific directions to which the parties shall mutually agree, and its determination shall be final, binding and conclusive on the parties. The parties shall bear the costs of the enrolled actuary equally. At or as soon as practicable after the enrolled actuary makes its determination, SPX shall transfer from the SPX Trust to a successor trust designated by GE an amount of cash equal to the lesser of (A) that portion of the assets in the SPX Trust that bears to the total amount of the assets in the SPX Trust the same ratio, as nearly as practicable, as the EST LTD Benefit Obligations bear to the total benefit obligations under the SPX LTD Plan and (B) the full amount of the EST LTD Benefit Obligations.

10.6. Severance.

(a) GE shall, or shall cause one of its Affiliates to, provide pay in lieu of notice (including common law notice under Canadian law) and/or severance pay and other severance-related benefit entitlements that may be owing to any Business Employee whose employment is terminated by GE or one of its Affiliates on or within one year after the Closing Date, subject to the following sentence. If such termination of employment occurs on or within one year after the Closing Date, such pay in lieu of notice, severance pay and severance-related benefit entitlements shall be determined (on a Business Employee by Business Employee basis) in accordance with the more favorable of (i) the termination or severance terms (if any) applicable to such Business Employee immediately prior to the Closing, and (ii) the termination of severance terms (if any) of GE or one of its Affiliates applicable to such Business Employee after the Closing. Without limiting the generality of Section 10.1, GE shall cause offers of employment to be made to Business Employees employed on the Closing Date in Canada so as to avoid the incurrence of severance benefits to such Business Employees in connection with the consummation of the transactions contemplated by this Agreement.

(b) GE and SPX agree to the matters set forth in Section 10.6(b) of the Disclosure Schedule.

10.7. WARN. GE shall, or shall cause one of its Affiliates to, give all notices required to be given under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff after the Closing Date. For this purpose, GE and its Affiliates shall be deemed to have caused a plant closing (or mass layoff) if the plant closing (or mass layoff) would not have occurred but for GE or one of its Affiliates’ failure to continue to employ any EST Group Employees or to offer to employ any of the other Business Employees in accordance with the terms of this Agreement. GE shall indemnify and hold SPX harmless from any and all Liabilities arising from its acts or failures to act as described in this Section 10.7.

10.8. Cooperation and Exchange of Information. GE and SPX shall cooperate with one another, and shall provide each other, as promptly as practicable, with such information as the other shall reasonably request, in order to timely and efficiently implement the provisions of this Article X. All communications by GE or any of its respective Affiliates and by SPX or any of its Affiliates with Business Employees regarding the transactions contemplated by this Agreement (including this Section 10.8) that are made at any time at or before the Closing shall be approved in advance by individuals designated by SPX and GE, respectively (which approvals shall not be unreasonably withheld or delayed).

10.9. Non-Solicitation of Employees. SPX shall not, and shall cause its Subsidiaries and Affiliates not to, at any time prior to the second anniversary of the Closing Date, directly or indirectly, (i) hire, employ or solicit for employment any Business Employee whose name is set forth in writing prior to the Closing Date (such list not to include more than 25 individuals) or (ii) solicit the employment of any Business Employee or any employee of GE whom SPX learns of in connection with the transaction contemplated hereby without GE’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements that are not focused on individuals employed by GE or its Affiliates or use of an independent executive search firm or other employment agency (so long as it is not directed directly or indirectly to contact such Business Employee). This restriction (i) shall not apply to any Business Employee whose employment with GE or any of its Affiliates is involuntarily terminated by such entity after the Closing and (ii) shall apply to any Business Employee who does not accept GE’s offer of employment but, in the case of this clause (y), only until the one-year anniversary of the Closing Date.

ARTICLE XI

Termination, Amendment, and Waiver

11.1. Termination. This Agreement may be terminated by either party prior to the Closing:

(a) by the mutual written consent of SPX and GE;

(b) by either GE, on the one hand, or SPX, on the other hand, if the Closing shall not have occurred on or before July 29, 2005 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a party if such party’s breach of this Agreement or willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before the Termination Date;

(c) by GE, upon written notice to SPX, if any of the conditions to the Closing set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived in writing by GE;

(d) by SPX, upon written notice to GE, if any of the conditions to the Closing set forth in Article IX shall have become incapable of fulfillment and shall not have been waived in writing by SPX; or

(e) by either GE or SPX, upon written notice to the other, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

11.2. Effect on Obligations. Termination of this Agreement pursuant to this Article XI shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except that Article XIII, the Confidentiality Agreement, Section 7.2 and the penultimate sentence of Section 5.2 shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur.

ARTICLE XII

Survival of Representations and Warranties; Indemnification

12.1. Survival. The representations and warranties made in this Agreement shall survive the Closing for a period of 13 months and shall thereupon expire, together with any right to indemnification for breach thereof, except to the extent a Valid Third Party Claim Notice (as defined below) or Valid Other Claim Notice (as defined below) (each a “Valid Claim Notice”) shall have been given in accordance with Section 12.3 by the party seeking indemnification (the “indemnified party”) to the party from whom indemnification is being sought (the “indemnifying party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved; provided, however, that (a) the representations and warranties set forth in Sections 3.1, 3.3, 3.4(b), 3.5, and 4.2, together with any right to indemnification for breach thereof, shall survive the Closing indefinitely; and (b) the representations and warranties set forth in Section 3.13, together with any right to indemnification for breach thereof, shall survive the Closing for a period of five years and shall thereupon expire, together with any right to indemnification for breach thereof. The covenants and agreements contained herein to be performed or complied with at or prior to the Closing (other than those set forth in Sections 5.1, 5.5(a), 5.8(b), 5.11, and 6.2 (the “Surviving Pre-Closing Covenants”)) shall expire at the Closing along with all rights and remedies with respect to the breach thereof. The Surviving Pre-Closing Covenants shall survive the Closing for a period of 13 months and shall thereupon expire, together with any right to indemnification for breach thereof, except to the extent a Valid Claim Notice shall have been given in accordance with Section 12.3 by the indemnified party to the indemnifying party, in which case the covenant alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved; provided, however, that the Surviving Pre-Closing Covenants set forth in Sections 5.1(b) and 5.5(a), together with any right to indemnification for breach thereof, shall survive the Closing for a period of five years and shall thereupon expire, together with any right to indemnification for breach thereof. The covenants and agreements contained herein to be performed or complied with after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in this Section 12.1 (the “Post-Closing Covenants”)) shall survive the Closing until the expiration of the applicable statute of limitations. The indemnification obligation of SPX set forth in Section 12.2(a)(iv) shall survive the Closing for a period of 13 months and shall thereupon expire, together with any right to indemnification, except to the extent a Valid Claim Notice shall have been given in accordance with Section 12.3 by the indemnified party to the indemnifying party, in which case the claim alleged in the Valid Claim Notice shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved.

12.2. Indemnification.

(a) If the Closing shall occur, SPX shall indemnify GE, the Purchasing Entities, each Member of the EST Group and their respective Subsidiaries, Affiliates, officers, directors, employees, agents and representatives (the “GE Indemnified Parties”) and hold each such Person harmless from and against any losses, claims, damages, liabilities, settlement amounts, penalties, costs and expenses, including reasonable attorneys’ fees and disbursements, court costs and other out-of-pocket expenses but not including internal management, administrative or overhead costs that an indemnified party reasonably incurs in connection with the administration, supervision or performance of actions required in response to a Claim (collectively, “Damages”), that are incurred or suffered by any of them:

(i) by reason of the breach or inaccuracy of the representations or warranties made by SPX herein as of the date hereof or as of the Closing Date (except, in each case, to the extent made as of a specified date, which shall be measured only as of such specified date) (in each case, without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties);

(ii) by reason of the failure by SPX or any other Member of the SPX Group to perform or comply with any of its Surviving Pre-Closing Covenants or its Post-Closing Covenants; or

(iii) in respect of the Excluded Liabilities.

(b) Any recovery by the GE Indemnified Parties for indemnification shall be limited as follows: (1) the GE Indemnified Parties shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 12.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 12.1; (2) the GE Indemnified Parties shall not be entitled to recover any amount for indemnification claims under clause (i) of Section 12.2(a) and clause (v) of Section 4(a) of the Tax Matters Agreement unless and until the amount that the GE Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, $24,412,500 (the “Deductible”), in which event (subject to clause (3) below) the entire amount that the GE Indemnified Parties are entitled to recover in respect of such claims less the Deductible shall be payable; or (3) the maximum amount recoverable by the GE Indemnified Parties for indemnification claims under clause (i) of

Section 12.2(a) and clause (v) of Section 4(a) of the Tax Matters Agreement shall in the aggregate be equal to $209,250,000 (the “Cap”); provided, however, that the limitations set forth in clauses (2) and (3) shall not apply to any breach or inaccuracy of any representation or warranty set forth in Sections 3.1, 3.3, 3.4(b) or 3.5. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by a GE Indemnified Party to SPX in accordance with Section 12.3.

(c) If the Closing shall occur, GE and the Purchasing Entities shall jointly and severally indemnify each Member of the SPX Group and their respective Subsidiaries, Affiliates, officers, directors, employees, agents and representatives (the “SPX Indemnified Parties”) and hold each of them harmless from and against all Damages that are incurred or suffered by any of them:

(i) by reason of the breach or inaccuracy of any of the representations or warranties made by GE or a Purchasing Entity herein as of the date hereof or as of the Closing Date (except, in each case, to the extent made as of a specified date, which shall be measured only as of such specified date) (in each case, without regard to any qualifications as to materiality or GE Material Adverse Effect contained in such representations and warranties);

(ii) by reason of the failure by GE or any Purchasing Entity to perform or comply with any of its Surviving Pre-Closing Covenants or its Post-Closing Covenants;

(iii) by reason of any payments made by SPX or its Affiliates after the Closing under the Guaranties which are not substituted by GE in accordance with Section 6.2;

(iv) in respect of the Assumed Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on SPX or any of its Affiliates for any Assumed Liabilities); or

(v) in respect of any Liabilities, whether incurred prior to or following the Closing, incurred by reason of the sale of the assets of EST and GSBS if such Liabilities would not have been incurred if the stock of EST had been acquired in a transaction in which a valid election under Section 338(h)(10) of the Code (and any corresponding or similar elections under state, local or foreign tax laws) was made in respect of the equity interests in EST and GSBS.

(d) Any recovery by the SPX Indemnified Parties for indemnification shall be limited as follows: (1) the SPX Indemnified Parties shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 12.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 12.1; (2) the SPX Indemnified Parties shall not be entitled to recover any amount for indemnification claims under clause (i) of Section 12.2(c) unless and until the amount that the SPX Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, the Deductible, in which event (subject to clause (3) below) the entire amount that the SPX Indemnified Parties are entitled to recover in respect of such claims less the Deductible shall be payable; and (3) the maximum amount recoverable by the SPX Indemnified Parties for indemnification claims under clause (i) of Section 12.2(c) shall in the aggregate be equal to the Cap; provided, however, that the limitation set forth in clauses (2) and (3) shall not apply to any breach or inaccuracy of any representation or warranty set forth in Section 4.2. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by a SPX Indemnified Party to GE in accordance with Section 12.3.

12.3. Procedures for Claims.

(a)(i) In order for an indemnified party to be entitled to any indemnification provided for under this Article XII in respect of, arising out of or involving a claim made by any third party against the indemnified party (a “Third Party Claim”), the indemnified party must notify the indemnifying party in writing of the Third Party Claim (a “Third Party Claim Notice”) promptly following receipt by such indemnified party of written notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Sections 12.1 and 12.2 (a “Valid Third Party Claim Notice”), must be accompanied by a copy of the written notice of the third party claimant to the indemnified party asserting the Third Party Claim; provided, that the failure to promptly provide such Notice or to promptly provide a copy of the written notice of the third party claimant (so long as a Valid Third Party Claim Notice is given before the expiration of the applicable period set forth in Section 12.1) shall not waive any rights of the indemnified party, except to the extent that the rights of the indemnifying party are actually prejudiced thereby. The indemnified party shall deliver to the indemnifying party copies of all other notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(ii) The indemnifying party shall have the right to defend and to direct the defense, and in the case of Assumed Liabilities shall have the obligation at the request of the indemnified party to defend and direct the defense, against any such Third Party Claim (including to conduct any proceedings or settlement negotiations) with counsel of its own choosing, unless there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of the defense of such Third Party Claim. Prior to the time the indemnified party is notified by the indemnifying party as to whether the indemnifying party will assume the defense of a Third Party Claim, the indemnified party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. In the event the indemnifying party has assumed the defense of a Third Party Claim in accordance herewith, the indemnified party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the indemnifying party shall control such defense), at its own expense. If the indemnifying party is permitted to but shall decline to assume the defense of a Third Party Claim (or shall fail to notify the indemnified party of its election to defend such Third Party Claim) within 30 days after the giving by the indemnified party to the indemnifying party of a Valid Third Party Claim Notice with respect to the Third Party Claim, or in the case of a conflict of interest, the indemnified party shall defend against the Third Party Claim and the indemnifying party shall be liable to the indemnified party for all reasonable fees and expenses incurred by the indemnified party in the defense of the Third Party Claim, including without limitation the reasonable fees and expenses of counsel employed by the indemnified party, if and to the extent that the indemnifying party is responsible to indemnify for such Third Party Claim. Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party, if it has assumed the defense of any Third Party Claim as provided in Section 12.3(a), shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment (a) relates solely to monetary damages for which the indemnifying party shall be responsible and (b) includes as an unconditional term thereof the release of the indemnified party from all liability with respect to such Third Party Claim.

(b) In order for an indemnified party to be entitled to any indemnification provided for under this Article XII in respect of a claim that does not involve a Third Party Claim being asserted against such indemnified party (an “Other Claim”), the indemnified party must promptly notify the indemnifying party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a valid Other Claim Notice, with the effect set forth in Sections 12.1 and 12.2 (a “Valid Other Claim Notice”), (i) must certify that the indemnified party has in good faith already sustained some (though not necessarily all) Damages with respect to such claim and (ii) if the Other Claim Notice is asserting a claim for breach of any of the representations and warranties contained in Section 3.13 (an “Environmental Breach”), must be accompanied by a written report from a reputable nationally or regionally recognized environmental consulting firm confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed. The failure by any indemnified party to notify the indemnifying party promptly (so long as a Valid Other Claim Notice is given before the expiration of the applicable period set forth in Section 12.1) will not waive any rights of the indemnified party, except to the extent that the rights of the indemnifying party are actually prejudiced thereby.

12.4. Other Provisions.

(a) If the Closing shall occur, the indemnification provided in this Article XII shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by SPX or GE or their respective Affiliates in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable relief to require a party to perform its agreements, covenants or obligations under this Agreement or for fraud or willful misconduct; and, provided, further, that the provisions of this Section 12.4 shall not apply to the Supply Agreement or the Transitional Services Agreement. All amounts payable by a party in indemnification of another party hereto shall be considered an adjustment to the Purchase Price.

(b) An indemnifying party shall only be liable for actual Damages of the indemnified party in connection with an Other Claim, it being understood that an indemnifying party shall in no event be liable for punitive damages in connection with an Other Claim. An indemnifying party shall be liable (subject to the limitations on liability set forth in this Article XII) for all Damages that form part of a Third Party Claim, including loss of profits, consequential damages and punitive damages.

(c) Upon making any payment to an indemnified party for any indemnification claim under this Agreement, the indemnifying party shall be subrogated, to the extent of such payment (an “Indemnification Payment”), to any rights which the indemnified party or its Affiliate may have against any other parties (including under any insurance policies) with respect to the subject matter underlying such indemnification claim. The indemnified party and its Affiliates shall cooperate with the indemnifying party in the pursuit of such rights and shall promptly turn over to the indemnifying party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

(d) Notwithstanding anything in this Agreement to the contrary, neither SPX nor its Affiliates shall have any liability for any failure by a GE Indemnified Party to comply with applicable Law after the Closing by reason of the EST Business being operated after the first anniversary of the Closing in the manner operated prior to the Closing.

(e) In respect of any Environmental Liability for which a Valid Claim Notice has been submitted, the indemnified party shall control all Remedial Action with respect thereto; provided, however, that SPX shall retain control over all Remedial Actions relating to Excluded Liabilities. The indemnifying party shall be entitled to participate fully in all substantive deliberations regarding the Environmental Liability and any Remedial Action with respect thereto. The indemnifying party shall only be responsible for Remedial Actions that are required to be undertaken by an Environmental Law or by any Governmental Authority and only for such Remedial Action as represents the least stringent remedy required by an Environmental Law or by such Governmental Authority based on the use of the property as of the Closing Date. Each of the GE Indemnified Parties understands and agrees that the rights accorded by Section 12.2(a) in respect of Section 3.13 are its sole and exclusive remedy against SPX with respect to any Environmental Breaches. For the avoidance of doubt, in the event of Damages arising out of an Environmental Breach, the entire amount of any such Damages shall be included in determining whether the Deductible has been reached, it being understood that no claim for Damages arising out of an Environmental Breach with respect to the representations and warranties set forth in Sections 3.13(a), (e) and (f) may be made until any breaches of or inaccuracies in such Sections, individually or in the aggregate, give rise to Environmental Liabilities in excess of $3,000,000 but once such threshold has been met, any claim for indemnification shall include such threshold amount.

(f) Notwithstanding anything to the contrary in this Agreement, (i) no investigation of the EST Business by GE or its representatives or advisors (or any knowledge of GE’s representatives or advisors) prior to or after the date of this Agreement shall, and (ii) the delivery by GE of any document, waiver or other instrument or written communication pursuant to Section 6.4 shall not, diminish, obviate or cure any breach of any of the representations, warranties, covenants or agreements of SPX contained in this Agreement, any Ancillary Agreement or any other agreement, document or instrument delivered pursuant hereto.

(g) Notwithstanding anything to the contrary in this Agreement, there shall be no right to indemnification for the breach or inaccuracy of the representations and warranties set forth in the GE’s Certificate or the SPX’s Certificate.

(h) The amount of any Damages shall be computed net of any insurance proceeds received by the indemnified party in connection therewith but shall not take account of any tax benefit.

(i) In calculating any amounts payable by SPX pursuant to Article XII in respect of any Damages incurred by a GE Indemnified Party, SPX shall receive credit for (and the amount of Damages subject to indemnification pursuant to Article XII shall be reduced by) (a) the amount of any reduction in current assets or increase in current liabilities reflected in the calculation of Closing Date Working Capital applicable to such Damages, but only to the extent any such amount results in a reduction to the cash consideration paid by GE or a Purchasing Entity to SPX and its Affiliates hereunder (i.e. a reduction in the amount by which the Closing Date Working Capital exceeds the Permitted Excess Amount or an increase in the amount by which the Permitted Deficiency Amount exceeds the Closing Date Working Capital) and (b) the amount of any reduction in current assets or increase in current liabilities sought by GE to be reflected in the calculation of Closing Date Working Capital applicable to such Damages but which were not so reflected by reason of SPX’s dispute of such reflection and the resolution of such dispute (including by agreement of SPX and GE) in favor of SPX pursuant to Section 2.1.

12.5. Brokers Fees, Etc. SPX shall pay, and shall indemnify GE in respect of, any and all investment banking fees, brokers’ or finders’ fees, or any other commission or similar fee, payable to any Person acting on behalf of SPX or any of its Affiliates (including the Members of the EST Group) or under the authority of any of them, in connection with any of the transactions contemplated herein, and GE shall pay, and shall indemnify SPX in respect of, any and all investment banking fees, brokers’ or finders’ fees, or any other commission or similar fee, payable to any Person acting on behalf of GE or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of whether any claim for payment is asserted before or after the Closing, or before or after any termination of this Agreement.

ARTICLE XIII

Miscellaneous

13.1. Expenses. Except as otherwise provided in this Agreement, each of SPX, on the one hand, and GE on the other hand, shall pay all costs and expenses incurred by such party (and GE shall pay those incurred by the Purchasing Entities or on its behalf) in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing, fees and expenses of its Representatives. GE shall pay the costs and expenses associated with effecting the transfer or sale of the U.S. EST Assets to a Purchasing Entity, including without limitation the costs of recordation of title to Intellectual Property and intangible property.

13.2. Exclusive Agreement; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedule and all Exhibits hereto), the Ancillary Agreements and the

Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof and thereof, and supersede all previous written, oral or implied understandings among them with respect to such matters. Any matters disclosed in any particular section of the Disclosure Schedule shall be deemed to have been disclosed in any other section of the Disclosure Schedule for which such matter is relevant so long as the applicability of such matter to such other section is apparent. Any such disclosure shall expressly not be deemed to constitute an admission by SPX or to otherwise imply that any such matter is material for the purposes of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.3. Governing Law, Etc. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any Action arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13.7 shall be effective service of process for any Action brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any Action arising out of or relating to this Agreement or the transactions contemplated hereby.

13.4. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. None of GE, GE Canada, the Purchasing Entities, SPX or the Other SPX Sellers may assign this Agreement or any of its rights hereunder without the prior written consent of SPX or GE, as applicable; provided, however, that each of GE and GE Canada may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of GE, and provided that EST and/or GSBS may, prior to the Closing, transfer, directly or indirectly, all or any part of their interests in the U.S. EST Assets, the capital stock of the Members of the EST Group and/or the Assumed Liabilities of EST and/or GSBS to one or more direct or indirect wholly owned Subsidiaries of SPX with GE’s consent, which may not be unreasonably withheld or delayed, and, with such consent of GE, assign to those Subsidiaries their rights and obligations under this Agreement in respect of the portion of such U.S. EST Assets, capital stock and/or Assumed Liabilities so assigned, in which event the assignee shall be the transferor hereunder of the U.S. EST Assets so assigned; provided, however, that GE shall be deemed to have acted reasonably in withholding its consent if such assignment would increase the indemnification obligations of GE and GE Canada under Section

4(b) (iii) of the Tax Matters Agreement or increase the indemnification obligations of GE and the Purchasing Entities under Section 12.2(c)(v), it being further understood that if SPX, on behalf of the SPX Indemnified Parties, waives any rights to such increased indemnification, the indemnification obligations of GE, GE Canada and the Purchasing Entities under the foregoing provisions shall not be deemed to be increased. Any such assignment shall not relieve the party making the assignment from any of its obligations under this Agreement.

13.5. Bulk Sales Laws. GE, GE Canada and the Purchasing Entities hereby waive any requirement that SPX or any of the Other SPX Sellers comply with any bulk sales Laws applicable to the transactions contemplated hereby.

13.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

(a) If to SPX or the Other SPX Sellers, to:

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: General Counsel

Telecopy: 704-752-7442

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:	Jonathan Adler
Aviva Diamant

Telecopy: 212-859-4000

(b) If to GE or the Purchasing Entities, to:

GE Infrastructure

187 Danbury Road

Wilton, CT 06897

Attention: General Counsel

Telecopy: 203-761-1924

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Howard Chatzinoff
Raymond O. Gietz

Telecopy: 212-310-8007

or at such other address for a party as shall be specified by like notice.

13.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

13.9. Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” Whenever the words “herein,” “hereof,” “hereto,” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. The inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed to be an admission that such amount is a material amount.

13.10. Definitions.

“Action” means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Ancillary Agreements” means, collectively, the Supply Agreement, the Tax Matters Agreement and the Transitional Services Agreement and any and all other agreements to be executed by SPX or any of its Affiliates and GE and any of its Affiliates in connection with consummating the transactions contemplated by this Agreement.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not such plan is covered by ERISA), including any “multiemployer plan” (as defined in Section 3(37) of ERISA), and each profit-sharing, bonus or other incentive compensation, stock option, stock purchase, stock award or other equity-based compensation, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare benefit, sick leave, disability, salary continuation, medical, hospitalization, life insurance, other employee insurance, or other material employee benefit plan, program, practice or arrangement, whether written or unwritten, with respect to which SPX or any of its Affiliates has any obligation or liability, contingent or otherwise, for the benefit of Business Employees or Former Business Employees.

“Borrowing Rate” means the prime rate as published in The Wall Street Journal from time to time during the period from the Closing Date through the date of payment or refund as determined pursuant to Section 2.3.

“Business Day” means a day on which national banks are open for business in New York, New York.

“Business Employees” means the EST Group Employees and all employees of SPX or any of its Affiliates who perform, on a regular basis, services exclusively for the EST Business.

“Claim” means any (i) claim, (ii) demand or (iii) cause of action (in the case of clause (iii)) relating to or resulting from an Action.

“Closing Date Working Capital” means the Working Capital of the EST Business as derived from the Final Closing Date Statement of Working Capital.

“COBRA Coverage” means health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, commitment, guarantee, undertaking, letter of intent, written or oral contract or other agreement or instrument.

“Employment Agreement” means a written Contract or offer letter of SPX or any of its Affiliates (including Members of the EST Group) with or addressed to any Business Employee or Former Business Employee pursuant to which SPX or any of its Affiliates (including Members of the EST Group) has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services in excess of US $100,000 annually, excluding any such Contract or letter which permits termination of employment upon not more than 180 days notice.

“Encumbrances” means security interests, liens, claims, charges, title defects or exceptions, mortgages, pledges, easements, rights-of-way, rights of first refusal conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous Laws.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive and consequential damages (subject to Section 12.4(b)), treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, in any case to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EST Benefit Plan” means a Benefit Plan that is sponsored exclusively by EST or one or more Members of the EST Group with respect to employment in the EST Business and the Canadian Hourly Pension Plans.

“EST Group Employees” means individuals who are, immediately before the Closing, employees of any Member of the EST Group, including those who are absent due to vacation, holiday, disability or approved leave of absence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Former Business Employee” means an individual who ceases to be a Business Employee at any time prior to the Closing but only in respect of their employment in the EST Business.

“Governmental Authority” means any United States, non-United States, multinational or supra-national government or quasi-governmental entity, body or authority, including without limitation (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (c) any United States, non-United States, multi-national or supra-national governmental, regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (d) any self-regulatory organization, or (e) any official of any of the foregoing.

“Governmental Damages” shall mean (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid or payable to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation, or (iii) any injunctive relief or requirement to alter business practices, provided, however, that any de minimis or immaterial penalties, fines or payments shall not be deemed to be Governmental Damages.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions or civil penalties, fines or injunctions on any EST Company.

“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “dangerous” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accountant” means a nationally recognized independent public accounting firm that currently does not audit and has not audited within the past two years SPX or GE, or any of their respective Affiliates, as shall be agreed upon by SPX and GE or, if an agreement cannot be reached within 15 days of the expiration of the 45-day period set forth in the second sentence of Section 2.1(c), as shall be selected by the American Arbitration Association upon the request of either SPX or GE.

“Intellectual Property” means (a) United States, international, and foreign patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) computer software, data, databases, and related documentation, and (e) confidential and proprietary information, including trade secrets and know-how.

“Inventory” means all inventory, wherever located (including customer sites), including raw materials, work in process, recycled materials, finished products, supplies, parts and non-capital spare parts owned by SPX or any of its Affiliates (including the Members of the EST Group) and used or held for use in the operation or conduct of the EST Business, and any rights of SPX or any of its Affiliates (including the Members of the EST Group) to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory.

“Law” means any law, statute, common law, rule, code, executive order, ordinance, regulation, requirement or administrative ruling or judgment of any Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, asserted or unasserted whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, excluding any liability for taxes.

“Licensed Intellectual Property” means all Intellectual Property and Software licensed to the EST Companies pursuant to the Licenses.

“Licenses” means (a) all licenses of Intellectual Property and Software to the EST Companies from any third party, and (b) licenses of Intellectual Property and Software by the EST Companies to any third party, in each case that are material to the EST Business.

“Owned Intellectual Property” means all Intellectual Property and Software owned by the EST Companies.

“Permitted Encumbrances” means (i) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (ii) such Encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iii) Encumbrances for taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable taxpayer’s books and records; or (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations that are not delinquent.

“Person” shall mean any individual, corporation, partnership, association, trust, limited liability company or other entity or organization or a Governmental Authority.

“Prohibited Person” means (a) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations; (b) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos; (c) a person known to SPX to be acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the persons listed in subparagraphs (a)-(b) above; or (d) a Person on any other export control, terrorism or drug trafficking related list administered by any federal, state or local governmental agency as that list may be amended, adjusted or modified from time to time.

“Purchasing Entity” means a wholly owned direct or indirect subsidiary of GE designated by GE, including GE Canada.

“Reference Working Capital” means $87,000,000.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Remedial Action” means the investigation, cleanup or remediation of contamination, environmental degradation or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release or emission of Hazardous Substances, including investigations, cleanup or other requirements under any Environmental Law.

“Software” means all computer software (a) material to the operation of the businesses of the EST Companies, or (b) manufactured, distributed, sold, licensed or marketed by the EST Companies.

“SPX’s knowledge,” “known to SPX” or “to the knowledge of SPX” or words of similar import shall mean the actual knowledge after due inquiry of the Persons listed on Exhibit 13.10.

“SPX Benefit Plan” means a Benefit Plan that is not an EST Benefit Plan.

“Working Capital of the EST Business” has the meaning assigned thereto in Exhibit 2.2.

13.11. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

13.12. Extension; Waiver. At any time the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPX CORPORATION

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President, General Counsel

EDWARDS SYSTEMS TECHNOLOGY, INC.

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

SPX AUSTRALIA PTY. LTD.

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

GSBS DEVELOPMENT CORPORATION

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

ZITON (PTY) LIMITED

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

SPX CANADA (GP)

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

MAXIVOX, INC.

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

SPX CANADA PARTNER II CO.

By:	/s/ Christopher J. Kearney
Name:	Christopher J. Kearney
Title:	Vice President

GENERAL ELECTRIC COMPANY

By:	/s/ Pamela Daley
Name:	Pamela Daley
Title:	Vice President – Corporate Business Development

GENERAL ELECTRIC CANADA

By:	/s/ David Brennan
Name:	David Brennan
Title:	Vice President